As filed with the Securities and Exchange Commission on _____________

                                                     Registration No. 333-132978

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                DUNE ENERGY, INC.
                 (Name of small business issuer in its charter)

       Delaware                        1311                      95-4737507
(State or Jurisdiction          (Primary Standard              (IRS Employer
   of Incorporation                 Industrial                Identification
   or Organization)               Classification                   Number)
                                   Code Number)

                         3050 Post Oak Blvd., Suite 695
                              Houston, Texas 77056
                                 (713) 888-0895
          (Address and telephone number of principal executive offices)

                         3050 Post Oak Blvd., Suite 695
                              Houston, Texas 77056
                    (Address of principal place of business)

                          Alan Gaines, Chairman and CEO
                                Dune Energy, Inc.
                         3050 Post Oak Blvd., Suite 695
                              Houston, Texas 77056
                                 (713) 888-0895
            (Name, address and telephone number of agent for service)

                          Copies of communications to:
                             Matthew S, Cohen, Esq.
                             Eaton & Van Winkle LLP
                            3 Park Avenue, 16th Floor
                            New York, New York 10016
                                 (212) 779-9910

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, Dated June ___, 2006

                                DUNE ENERGY, INC.
              Up to a maximum of 15,845,900 shares of common stock

      This prospectus relates to the resale of up to 15,845,900 shares of our common stock, $.001 par value per share ("Common Stock"), by the selling security holders listed in the prospectus commencing on page 13, consisting of up to 12,243,243 shares of Common Stock held by selling security holders and up to 3,602,657 shares of our Common Stock issuable upon exercise of stock options and common stock purchase warrants. The transactions in which the selling security holders acquired the shares of Common Stock covered by this prospectus are described in the section of this prospectus entitled "Selling Security Holders."

      The selling security holders, by themselves or through brokers and dealers, may offer and sell the shares at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the selling security holders' resale of the shares of Common Stock. The selling security holders will receive all proceeds from such sales. We will, in the ordinary course of business, receive proceeds from the issuance of our Common Stock upon exercise of the common stock purchase warrants.

      Our Common Stock is traded on the American Stock Exchange under the symbol "DNE". On May 16, 2006 the closing price of our Common Stock on the American Stock Exchange was $3.35.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling security holders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

      No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling security holders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling security holder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

                  The date of this prospectus is June __, 2006

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary                                                            1
Risk Factors                                                                  3
Where You Can Find More Information                                          11
Use of Proceeds                                                              12
Determination of Offering Price                                              12
Selling Security Holders                                                     13
Plan of Distribution                                                         23
Legal Proceedings                                                            25
Directors, Executive Officers, Promoters and Control Persons                 25
Security Ownership of Certain Beneficial Owners and Management               27
Description of Securities                                                    28
Interest of Named Experts and Counsel                                        28
Disclosure of Commission Position of Indemnification for Securities
  Act Liabilities                                                            28
Description of Business                                                      29
Management's Discussion and Analysis and Plan of Operation                   35
Description of Property                                                      42
Certain Relationships and Related Transactions                               42
Market for Common Equity and Related Stockholder Matters                     44
Executive Compensation                                                       46
Financial Statements                                                         50
Changes In and Disagreements with Accountants on Accounting and
  Financial Disclosure                                                       51
Indemnification of Directors and Officers                                    51
Other Expenses and Issuance and Distribution                                 51
Recent Sales of Unregistered Securities                                      51
Exhibits                                                                     53
Undertakings                                                                 54
Signatures                                                                   56

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision.

      In this prospectus, the "Company" and terms such as "we," "us" and "our," refer to Dune Energy, Inc., a Delaware corporation.

                                   Our Company

      The Company was incorporated in the State of Delaware on November 20, 1998, under the name of IP Factory, Inc. In May 2001, Hitthebeach.com, Inc., a private company, was merged into the Company. On May 7, 2003, Merchant Builders, Inc., a private company, merged into the Company and the Company changed its name to Dune Energy, Inc.

      In May of 2004, Itera Holdings BV ("Itera"), a company organized under the laws of the Netherlands and one of the largest producers of natural gas in Russia and the Baltics, acquired 78% of the Company's shares of Common Stock for an aggregate purchase price of $12 million. Itera and our management have a common vision to build the Company into a substantial U.S. independent exploration and development company by combining Itera's capital resources with the experience of our management team. Our headquarters are located at 3050 Post Oak Blvd., Suite 695, Houston, Texas 77056 and our telephone number is (713) 888-0895.

      We are an independent energy company engaged in the exploration, development, and acquisition of natural gas and crude oil properties. Presently, we have an interest in the following areas in Texas and Louisiana:

>> Barnett Shale - working interests (ranging between 92% and 100%) in certain oil and gas leases covering approximately 1,725 gross acres in Denton and Wise Counties, Texas, as well as an undivided interest in nine producing wells thereon, plus a working interest in one additional well undergoing completion, all located on the fairway of the prolific Barnett Shale play in the North Texas Fort Worth Basin (the "Barnett Shale Properties");
>> Bayou Couba - A working interest in certain exclusive exploration and development rights covering approximately 11,000 gross contiguous acres in St. Charles Parish, Louisiana, together with an undivided working interest in three producing wells (the "Bayou Couba Property");
>> Welder Ranch - leases covering approximately 7,950 contiguous acres on the Welder Ranch located in Victoria County, Texas, together with an undivided working interest in four producing wells (the "Welder Ranch Property");
>> Pearsall Field - a working interest in two leases covering 2,400 acres and the option to participate in additional leases covering approximately 9,000 acres in the Pearsall Field, located in Frio County, Texas, together with an undivided working interest in two producing wells (the "Pearsall Property"); and
>> Los Mogotes Field - a small but profitable working interest in one 18,000 acre lease containing multiple wells in the Los Mogotes Field, located in Zapata County, Texas (the "Los Mogotes Property," and together with the Welder Ranch Property and the Pearsall Property, the "South Texas Properties").

                                  The Offering

      This prospectus relates to the resale by selling security holders of up to 15,845,900 shares of our Common Stock, consisting of up to 12,243,243 shares of Common Stock held by selling security holders and up to 3,602,657 shares of our Common Stock issuable upon exercise of stock options and common stock purchase warrants.

      The issuances of such securities to the selling security holders was made in reliance upon exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Additional information concerning the transactions in which the rights to acquire the shares covered by this prospectus were obtained by the selling security holders are set forth in the section of this prospectus entitled "Selling Security Holders."

                        Sales by Selling Security Holders

      The selling security holders may offer the Common Stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement. The offering of Common Stock may be through the facilities of the American Stock Exchange or such other exchange or reporting system where the Common Stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock. See "Plan of Distribution."

                             Outstanding Securities

      As of May 16, 2006, there were 59,244,859 shares of our Common Stock outstanding. On a fully-diluted basis, giving effect to and assuming the exercise of all of our options and warrants, we had outstanding an aggregate of 62,847,516 shares of Common Stock as of May 16, 2006.

                                  RISK FACTORS

      The reader should carefully consider each of the risks described below. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and the trading price of the Common Stock could decline significantly.

RISKS RELATED TO THE BUSINESS

WE HAVE HAD OPERATING LOSSES AND LIMITED REVENUES TO DATE.


      We have been operating at a loss each year since our inception. Net losses applicable to common stockholders for the years ended December 31, 2004 and December 31, 2005 were $1,114,961 and $1,584,643, respectively. Revenues for the years ended December 31, 2004 and 2005 were $1,022,297 and $3,724,278, respectively. We may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in connection with our gas and oil exploration and development activities. As a result, we may continue to experience negative cash flow for at least the foreseeable future and cannot predict when, or even if, we might become profitable. We needed and have obtained waivers through July 31, 2006 from our senior and subordinated lenders, of compliance with certain covenants in our lending arrangements requiring certain levels of income from operations. We have agreed with our senior and subordinated lenders to certain changes in our respective contractual arrangements, including suspension of revolving credit availability under the senior facility and the payment of certain interest amounts in subordinated notes rather than cash under our subordinated facility. We have also agreed to increase the rate of interest payable to our senior lenders on outstanding indebtedness by two percent per annum effective from June 1, 2006. See "Management's Discussion and Analysis or Plan of Operation - Financial Liquidity and Capital Resources".


WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS THAT, IF NOT MET, MAY HINDER
OPERATIONS.

      We have experienced and expect to continue to experience substantial capital needs as a result of its active exploration, development, and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing, and financing under existing or new credit facilities may not be available in the future. Without additional capital resources, we may be forced to limit or defer our planned natural gas and oil exploration and development program and this will adversely affect the recoverability and ultimate value of our natural gas and oil properties, in turn negatively affecting our business, financial condition, and results of operations.

NATURAL GAS AND OIL PRICES ARE HIGHLY VOLATILE, AND LOWER PRICES WILL NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

      Our revenue, profitability, cash flow, oil and gas reserves value, future growth, and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty, and a variety of additional factors beyond our control. These factors include:

      o     the level of consumer product demand;
      o     overall economic conditions;
      o     weather conditions;
      o     domestic and foreign governmental relations;
      o     the price and availability of alternative fuels;
      o     political conditions;
      o the level and price of foreign imports of oil and liquefied natural gas; and
      o the ability of the members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil price controls.

      Declines in natural gas and oil prices may materially adversely affect our financial condition, liquidity, and ability to finance planned capital expenditures and results of operations. We do not currently engage in any hedging program to mitigate our exposure to fluctuation in oil and gas prices

DRILLING FOR NATURAL GAS AND OIL IS A SPECULATIVE ACTIVITY AND INVOLVES NUMEROUS RISKS AND SUBSTANTIAL AND UNCERTAIN COSTS THAT COULD ADVERSELY AFFECT US.

      Our success will be largely dependent upon the success of our drilling program. Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing, and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors beyond our control, including:

      o     unexpected or adverse drilling conditions;
      o     elevated pressure or irregularities in geologic formations;
      o     equipment failures or accidents;
      o     adverse weather conditions;
      o     compliance with governmental requirements; and
      o shortages or delays in the availability of drilling rigs, crews, and equipment.

      Even if drilled, our completed wells may not produce reserves of natural gas or oil that are economically viable or that meet our earlier estimates of economically recoverable reserves. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources. Because of the risks and uncertainties of our business, our future performance in exploration and drilling may not be comparable to our historical performance.

WE DEPEND ON SUCCESSFUL EXPLORATION, DEVELOPMENT, AND ACQUISITIONS TO MAINTAIN RESERVES AND REVENUE IN THE FUTURE.

      In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. We do not have an established history of locating and developing properties that have gas and oil reserves. As of the date hereof, none of our leased properties has generated significant operating revenues. Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive. Recovery of our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. In addition, we are dependent on finding partners for our exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE

      Any material inaccuracies in these reserve estimates or underlying assumptions could materially affect the quantities and present values of our reserves. The process of estimating natural gas and oil reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this report. In order to prepare these estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions relating to matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

      Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. A significant variance could materially affect the estimated quantities and pre-tax present value of reserves shown in this report. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

OUR FUTURE ACQUISITIONS MAY YIELD REVENUES OR PRODUCTION THAT VARIES SIGNIFICANTLY FROM OUR PROJECTIONS.

      In acquiring producing properties, we assess the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to the properties. Our assessments are necessarily inexact and their accuracy is inherently uncertain. Our review of a subject property in connection with its acquisition assessment will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities. We may not inspect every well, and we may not be able to observe structural and environmental problems even when we do inspect a well. If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems. Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations. We cannot assure you that:

      o we will be able to identify desirable gas and oil prospects and acquire leasehold or other ownership interests in such prospects at a desirable price;
      o any completed, currently planned, or future acquisitions of ownership interests in gas and oil prospects will include prospects that contain proven gas or oil reserves;
      o we will have the ability to develop prospects which contain proven gas or oil reserves to the point of production;

      o we will have the financial ability to consummate additional acquisitions of ownership interests in gas and oil prospects or to develop the prospects which we acquire to the point of production; or
      o that we will be able to consummate such additional acquisitions on terms favorable to us.

WE MAY EXPERIENCE DIFFICULTY IN ACHIEVING AND MANAGING FUTURE GROWTH.

      Future growth may place strains on our resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including:

      o our ability to obtain leases or options on properties for which we have 3-D seismic data;
      o     our ability to acquire additional 3-D seismic data;
      o     our ability to identify and acquire new exploratory prospects;
      o     our ability to develop existing prospects;
      o     our ability to continue to retain and attract skilled personnel;
      o our ability to maintain or enter into new relationships with project partners and independent contractors;
      o     the results of our drilling program;
      o     hydrocarbon prices; and
      o     our access to capital.

      We may not be successful in upgrading our technical, operations, and administrative resources or in increasing our ability to internally provide certain of the services currently provided by outside sources, and we may not be able to maintain or enter into new relationships with project partners and independent contractors. Our inability to achieve or manage growth may adversely affect our financial condition and results of operations.

OUR BUSINESS MAY SUFFER IF WE LOSE KEY PERSONNEL.

      We depend to a large extent on the services of certain key management personnel, including our executive officers and other key employees, the loss of any of whom could have a material adverse effect on our operations. We have entered into employment agreements with each of Alan Gaines, our Chairman and CEO, Amiel David, our President and COO, and Hugh Idstein, our CFO. See "Executive Compensation - Employment Agreements." We do not maintain key-man life insurance with respect to any of our employees. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.

WE FACE STRONG COMPETITION FROM OTHER NATURAL GAS AND OIL COMPANIES.

      We encounter competition from other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major integrated natural gas and oil companies and numerous independent natural gas and oil companies, individuals, and drilling and income programs. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for exploratory projects and productive natural gas and oil properties and may be able to define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. We may not be able to conduct its operations, evaluate, and select suitable properties and consummate transactions successfully in this highly competitive environment.

THE UNAVAILABILITY OR HIGH COST OF DRILLING RIGS, EQUIPMENT, SUPPLIES OR PERSONNEL COULD AFFECT ADVERSELY OUR ABILITY TO EXECUTE ON A TIMELY BASIS OUR EXPLORATION AND DEVELOPMENT PLANS WITHIN BUDGET, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or affect adversely our exploration and development operations, which could have a material adverse effect on our financial condition and results of operations. Demand for drilling rigs, equipment, supplies and personnel currently is very high in the areas in which we operate, particularly in the Barnett Shale. An increase in drilling activity in the areas in which we operate could further increase the cost and decrease the availability of necessary drilling rigs, equipment, supplies and personnel.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS IN OUR INDUSTRY.

      The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at substantial costs. In addition, other natural gas and oil companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

WE ARE SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS.

      Natural gas and oil operations are subject to various federal, state, and local government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of natural gas and oil wells below actual production capacity in order to conserve supplies of natural gas and oil. Other federal, state, and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation, and disposal of natural gas and oil, by-products thereof, and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and gas related products. As a result, we may incur substantial liabilities to third parities or governmental entities and may be required to incur substantial remediation costs. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new, or modified laws and regulations could have a material adverse effect on our business, financial condition, and results of operations.

OUR ABILITY TO PRODUCE SUFFICIENT QUANTITIES OF OIL AND GAS FROM OUR PROPERTIES MAY BE ADVERSELY AFFECTED BY A NUMBER OF FACTORS OUTSIDE OF OUR CONTROL.

      Our business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that, although productive, do not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, mechanical failures, explosions, fires, blowouts, release of toxic gases, loss of circulation of drilling fluids, pipeline ruptures or spills, or other conditions may substantially delay or prevent completion of any well. This could result in a total loss of our investment in a particular property. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic if water or other deleterious substances are encountered, which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. As with any petroleum property, there can be no assurance that oil and gas will be produced from the properties in which we have interests. In addition, the marketability of oil and gas which may be acquired or discovered is affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. We cannot predict how, when, or if any or all of these factors will adversely affect our business. If we are unable to produce oil and/or natural gas from our properties in commercial quantities, our operations will be severely affected.

WE MAY NOT HAVE ENOUGH INSURANCE TO COVER ALL OF THE RISKS WE FACE.

      In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

OPERATORS OF PROSPECTS IN WHICH WE PARTICIPATE MAY NOT MAINTAIN OR MAY FAIL TO OBTAIN ADEQUATE INSURANCE.

      Oil and gas operations are subject to particular hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation. We do not operate all of the properties in which we have an interest. In the projects in which we own a non-operating interest directly or own an equity interest in a limited partnership which in turn owns a non-operating interest, the operator for the prospect maintains insurance of various types to cover our operations with policy limits and retention liability customary in the industry. We believe the coverage and types of insurance are adequate. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

THE MARKETABILITY OF OUR NATURAL GAS PRODUCTION DEPENDS ON FACILITIES THAT WE TYPICALLY DO NOT OWN OR CONTROL, WHICH COULD RESULT IN A CURTAILMENT OF PRODUCTION AND REVENUES.

      The marketability of our production depends in part upon the availability, proximity, and capacity of natural gas gathering systems, pipelines, and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of our gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our ability to produce and market natural gas on a commercial basis could be harmed by any significant change in the cost or availability of such markets, systems, or pipelines.

WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE AND ARE UNABLE TO ENSURE THEIR PROPER OPERATION AND PROFITABILITY.

      We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator's breach of the applicable agreements, or an operator's failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others depends upon a number of factors outside of our control, including the operator's:

      o     timing and amount of capital expenditures;
      o     expertise and financial resources;
      o     inclusion of other participants in drilling wells; and
      o     use of technology.

WE MAY HEDGE THE PRICE RISKS ASSOCIATED WITH OUR PRODUCTION. OUR HEDGE TRANSACTIONS MAY RESULT IN OUR MAKING CASH PAYMENTS OR PREVENT US FROM BENEFITING TO THE FULLEST EXTENT POSSIBLE FROM INCREASES IN PRICES FOR NATURAL GAS AND OIL.

      Because natural gas and oil prices are unstable, as we grow, we may enter into price-risk-management transactions such as swaps, collars, futures, and options to reduce our exposure to price declines associated with a portion of our natural gas and oil production and thereby to achieve a more predictable cash flow. The use of these arrangements will limit our ability to benefit from increases in the prices of natural gas and oil. Our hedging arrangements may apply to only a portion of our production, thereby providing only partial protection against declines in natural gas and oil prices. These arrangements could expose us to the risk of financial loss in certain circumstances, including instances in which production is less than expected, our customers fail to purchase contracted quantities of natural gas and oil, or a sudden, unexpected event materially impacts natural gas or oil prices.

RISKS RELATED TO THE COMMON STOCK

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTERESTS DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

      We may in the future issue our previously authorized and unissued securities which will result in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. As of May 16, 2006, we have outstanding 59,244,859 shares of Common Stock and have outstanding options and warrants to purchase an additional 3,602,657 shares of Common Stock. Some of these securities contain anti-dilution provisions that will result in the issuance of additional shares in the event we sell additional shares of Common Stock at prices less than the applicable conversion price. Issuance of these shares of Common Stock may substantially dilute the ownership interests of our existing stockholders. The potential issuance of such additional shares of Common Stock may create downward pressure on the trading price of our Common Stock that in turn will require us to issue additional shares to raise funds through sales of our securities. We may also issue additional shares of our capital stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes. This will further dilute the interests of our existing holders.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

      We have never declared or paid a dividend on our Common Stock. We intend to retain earnings, if any, for use in our operations and the expansion of our business and therefore do not anticipate paying any dividends in the foreseeable future.

A SIGNIFICANT MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP.

      Our Common Stock began trading on the American Stock Exchange on May 9, 2005. The average daily volume for the Common Stock over the past three months is approximately 70,000 shares. We are not certain that an active trading market in our Common Stock will develop, or if such a market develops, that it will be sustained.

THE TRADING PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

      The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors, including the risk factors set forth herein, as well as our operating results, financial condition, announcements or drilling activities, general conditions in the oil and gas exploration and development industry, and other events or factors. In addition, the potential influx of a substantial number of shares into the public market as a result of the effectiveness of this registration statement could have significant negative effect on the trading price of our Common Stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our Common Stock. These fluctuations may have an extremely negative effect on the market price of our Common Stock.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form SB-2, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

      Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

      The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

      You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, competition and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act of 1933, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

      Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations, these statements and other projections and statements contained herein expressing general optimism about future operating results and non-historical information, are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

      Investors are cautioned that our forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

      As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

      We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the selling stockholders' sale of the shares offered under this prospectus.

                         DETERMINATION OF OFFERING PRICE

      We are not selling any of the Common Stock that we are registering. The Common Stock will be sold by the selling security holders listed in this prospectus. The selling security holders may sell the Common Stock at the market price as of the date of sale or a price negotiated in a private sale. Our Common Stock is traded on the American Stock Exchange under the symbol "DNE". On May 16, 2006 the reported closing price for our Common Stock on the American Stock Exchange was $3.35.

      We have agreed to pay certain expenses in connection with the registration of the securities offered by the selling security holders for resale pursuant to this prospectus.

                            SELLING SECURITY HOLDERS

      Based on information provided by the selling security holders, the table below sets forth certain information, as of March 31, 2006 unless otherwise noted, regarding the selling security holders. Certain of the selling security holders are listed more than once in the following table because they fall into multiple categories of selling security holders.

      Percentage ownership of common stock is based on 59,244,859 shares of our Common Stock outstanding as of March 31, 2006. In addition, the table below assumes, for calculating each selling security holder's beneficial ownership, that options, warrants and convertible securities held by such security holder (but not, unless otherwise noted, those held by any other person) that are exercisable within 60 days of March 31, 2006, have been exercised and converted and the shares underlying them added to the number of shares of our Common Stock deemed to be outstanding. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder.

      Next to the name of each selling stockholder listed below that is not a natural person (or the name of which is not identified with a natural person), we have set forth in parentheses the name of the natural person who has the power to exercise voting and/or investment power over the shares owned by such selling stockholder. Except for Sanders Morris Harris Inc., who served as the placement agent in our September 2005 and February 2006 private offerings, no selling stockholder is a registered broker-dealer.

      The second column in the table below lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on his/her ownership of the shares of our Common Stock.

      The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

      The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

      The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                                              Common stock beneficially owned
                                                                                                    after the offering
                                                          Number of
                                                          shares of
                                                        common stock
                                                        beneficially
                                                       owned prior to    Number of shares                        Percentage of
Name of selling security holders                        the offering       being offered   Number of shares   outstanding shares

Investors in September 2005
Financing (1):

Apollo MicroCap Partners, L.P. (Kyle Krueger)                 120,000             120,000          0                  0

Apollo Capital Management Group, L.P. (Kyle Krueger)          150,000             150,000          0                  0

Superius Securities Group Profit Sharing Plan
(James Hudgins)                                               433,000             433,000          0                  0

Ridgeston Limited (Alex Kabanov)                            2,271,000           2,271,000          0                  0

Sanders Morris Harris Inc. (Don Sanders) (1a)(A)(C)         1,493,567           1,493,567          0                  0

Investors in February 2006
Financing (2):

James Investments Inc. (Robert Alpert)                         40,000              40,000          0                  0

Joe M. Bailey                                                  15,000              15,000          0                  0

William D. Bain Jr. and Peggy Brooks Bain Ten Com              10,000              10,000          0                  0

George L. Ball                                                 20,000              20,000          0                  0

Richard E. Bean (B)(C)                                         15,000              15,000          0                  0

Bill Birdwell & Willie C. Birdwell JTWROS                      30,000              30,000          0                  0

Thomas Brady & Daniel Brady TTEE E. P. Brady Ltd.
  Profit Sharing Plan & Trust                                  35,000              35,000          0                  0

David M. Breen & Shelly P. Breen JTWROS                        10,000              10,000          0                  0

Tad Buchanan                                                   10,000              10,000          0                  0

J. Michael Buchanan                                            10,000              10,000          0                  0

E. Dean  Catlett & Jo Ann Catlett Ten In Com                   15,000              15,000          0                  0

Michael S. Chadwick (B)(D)(E)                                  27,500              10,000          0                  0

Maria Checa                                                    30,000              30,000          0                  0

James W. Christmas                                             30,000              30,000          0                  0

W. Roger Clemens, Special Retirement Account                   20,000              20,000          0                  0

Bobby Smith Cohn                                               15,000              15,000          0                  0

Elizabeth Kirby Cohn McCool                                    15,000              15,000          0                  0

Morton A. Cohn                                                 60,000              60,000          0                  0

Anne Lindsay Cohn Holstead                                     15,000              15,000          0                  0

Courtney Cohn Hopson Separate Account                          15,000              15,000          0                  0

Thomas W. Custer                                               15,000              15,000          0                  0

Bruce A. Davidson and Laura A. Davidson JT TEN                 20,000              20,000          0                  0

Chip Davis                                                     10,000              10,000          0                  0

Jonathan Day and Barbara Day T/I/C                             10,000              10,000          0                  0

Max Dillard                                                    25,000              25,000          0                  0

M. St. John Dinsmore                                           25,000              25,000          0                  0

Richard Domercq                                                10,000              10,000          0                  0

Tanya J. Drury                                                 15,000              15,000          0                  0

Leigh Ellis and Mimi G. Ellis JTWROS                           15,000              15,000          0                  0

Belmont Ventures, Inc. (John Eulich)                           75,000              75,000          0                  0

Stephen Falk, M.D. and Sheila Falk, T/I/C                      20,000              20,000          0                  0

Dave Fendrick and Brenda Fendrick JTWROS                       10,000              10,000          0                  0

IRA FBO Dave Fendrick / Pershing LLC as Custodian              10,000              10,000          0                  0

Patrice Leigh Ferguson                                         10,000              10,000          0                  0

Paul F. Ferguson, Jr.                                          30,000              30,000          0                  0

Franklin C. Fisher, Jr.                                        40,000              40,000          0                  0

Robert E. Garrison, II (B)(D)(E)                               15,000              15,000          0                  0

Kevin Richard Gosik & Constance Ann Gosik Jt Ten               10,000              10,000          0                  0

Moshe Grad                                                     15,000              15,000          0                  0

John H. Gray and Sandra A. Gray JTWROS                         15,000              15,000          0                  0

IRA FBO Linda Lorelle Gregory/Pershing LLC as
  Custodian                                                    10,000              10,000          0                  0

Tolar N. Hamblen, III                                          10,000              10,000          0                  0

Kenneth L. Hamilton & Teresa R. Hamilton TIC
(B)(D)(E)                                                       5,000               5,000          0                  0

Dick Harmon                                                    10,000              10,000          0                  0

Steve Harter                                                   20,000              20,000          0                  0

John V. Hazleton Jr. & Bonnie C. Hazleton, TIC                 10,000              10,000          0                  0

Sharetron Limited Partnership (John V. Hazleton)               20,000              20,000          0                  0

Edward F. Heil                                                 40,000              40,000          0                  0

Richard Hochman Special                                        10,000              10,000          0                  0

Gerald H. Hunsicker and Irene H. Hunsicker JTWROS              15,000              15,000          0                  0

Hunter & Co. LLC Defined Pension Plan (John Laurie
Hunter)                                                        20,000              20,000          0                  0

Anthony S. Jacobs                                             105,000             105,000          0                  0

John W. Johnson                                                25,000              25,000          0                  0

Brian Keller & Lesley Lipshultz Keller JT TEN                  10,000              10,000          0                  0

Donald R. Kendall, Jr.                                         15,000              15,000          0                  0

IRA FBO Robert Larry Kinney / Pershing LLC as
  Custodian Rollover Account (B)(D)(E)                         25,000              25,000          0                  0

J. Livingston Kosberg                                          50,000              50,000          0                  0

Dennis Charles Liborio                                         10,000              10,000          0                  0

Robert A. Lurie                                                35,000              35,000          0                  0

John H. Malanga and Jodi F. Malanga, JT Ten
(B)(D)(E)                                                      10,000              10,000          0                  0

IRA FBO Jeff G. Mallett / Pershing LLC as Custodian
  / Roth Account                                               20,000              20,000          0                  0

Vincent Lee Marable III                                        20,000              20,000          0                  0

Larry Martin                                                   55,800              25,000          0                  0

Ed McAninch                                                    25,000              25,000          0                  0

IRA FBO Thomas W. McBride Pershing LLC as
  Custodian Rollover Account                                   25,000              25,000          0                  0

Bruce R. McMaken (B)(D)(E)                                     12,000              12,000          0                  0

Bruce Mendleson                                                10,000              10,000          0                  0

Kendall C. Montgomery                                          25,000              25,000          0                  0

Jackie S. Moore                                                10,000              10,000          0                  0

George Moorehead                                               20,000              20,000          0                  0

Ben T. Morris (B)(D)(E)                                        25,000              25,000          0                  0

Donna Moss                                                     15,000              15,000          0                  0

John M. O'Quinn                                               100,000              75,000          0                  0

Stephen S. Oswald                                              10,000              10,000          0                  0

Brian Payne and Heather Payne T/I/C                            10,000              10,000          0                  0

SEP FBO Rick Pease Pershing LLC as Custodian                   10,000              10,000          0                  0

Leonard Rauch Special                                          25,000              25,000          0                  0

Caryl R. Reese and Albert L. Reese JTWROS                      15,000              15,000          0                  0

Jack Richman TTEE of the 2000 Jack Family Trust
  U/D/T 02/10/00                                               10,000              10,000          0                  0

IRA FBO: Donald J. Roennigke Pershing LLC As
  Custodian Rollover Account                                   20,000              20,000          0                  0

Rosen Family Trust                                             90,000              90,000          0                  0

Nolan Ryan                                                     20,000              20,000          0                  0

Frederic L. Saalwachter                                        12,000              12,000          0                  0

Don Sanders and Tanya Drury TTEES FBO Tanya Jo
  Drury Trust (B)(D)(E)                                        25,000              25,000          0                  0

IRA FBO Don A. Sanders Pershing LLC as Custodian
(B)(D)(E)                                                     130,000             130,000          0                  0

IRA FBO Janet R. Sanders/Pershing LLC as
  Custodian                                                    10,000              10,000          0                  0

IRA FBO: Katherine U. Sanders/Pershing LLC as
Custodian (B)(D)(E)                                            70,000              70,000          0                  0

Laura K. Sanders (B)(D)(E)                                     35,000              35,000          0                  0

Sanders Opportunity Fund (Institutional), L.P.
(Brad Sanders) (B)(D)(E)                                      363,000             363,000          0                  0

Sanders Opportunity Fund, L.P. (Brad Sanders)
(B)(D)(E)                                                     112,000             112,000          0                  0

IRA FBO Paul H. Sanders, Jr./Pershing LLC as
Custodian Rollover Account                                     10,000              10,000          0                  0

Butler Company, a  Partnership (Edwin G. Sandhop)              20,000              20,000          0                  0

Edwin G. Sandhop                                               20,000              20,000          0                  0

Wesley Schaffran                                               15,000              15,000          0                  0

Grant E. Sims and Patricia Sims JT TEN                         40,000              40,000          0                  0

SEP FBO Robert Slanovits Pershing LLC as
  Custodian                                                    10,000              10,000          0                  0

Bruce Slovin                                                   40,000              40,000          0                  0

Talbot M. Smith                                                15,000              15,000          0                  0

Robert J. Sproule & Linda M. Sproule TIC                        5,000               5,000          0                  0

Tanglewood Family Limited Partnership (W. Michael
Stephens)                                                      15,000              15,000          0                  0

Fred A. Stone, Jr.                                             10,000              10,000          0                  0

SEP IRA William M. Stradley / Pershing Inc. as
  Custodian                                                     5,000               5,000          0                  0

Matthew Swarts                                                 10,000              10,000          0                  0

Paul Tate and Lara M. Tate TIC                                 30,000              30,000          0                  0

David Towery                                                   20,000              20,000          0                  0

P & J Fingerhut Family Trust, Joan Fingerhut Trustee,
  John Tuschman Agent UDPA (John Tuschman)                     15,000              15,000          0                  0

Don Weir and Julie Ellen Weir Ten In Com (B)(D)(E)             59,000              59,000          0                  0

Donald V. Weir TTEE Sanders 1998 Children's Trust
  DTD 12/01/97                                                100,000             100,000          0                  0

Eric Glenn Weir                                                30,000              30,000          0                  0

Lisa Dawn Weir                                                 30,000              30,000          0                  0

Lara M. Tate, Lisa Weir, Eric G. Weir Co TTEES
  Weir 1997 Grandchildrens Trust UA 04-17-97                   10,000              10,000          0                  0

Constance O. Welsch/Simple IRA - Pershing LLC
  Custodian (Glenn A. Welsch)                                  10,000              10,000          0                  0

Glenn A. Welsch/Simple IRA - Pershing LLC
  Custodian                                                    10,000              10,000          0                  0

J-All Partnership (Dennis J. Wilkerson)                        25,000              25,000          0                  0

IRA FBO Mark E. Wise Pershing LLC as Custodian
  Rollover Account                                             15,000              15,000          0                  0

Sharon Perry Wise Separate Property Account                    20,000              20,000          0                  0

IRA FBO Robert E. Witt Pershing LLC as Custodian
  Rollover Account                                             25,000              25,000          0                  0

Zadok Jewelers (Dror Zadok)                                    30,000              30,000          0                  0

Zadok Jewelry Inc. 401K Profit Sharing Plan (Dror
Zadok)                                                         20,000              20,000          0                  0

Thomas E. Asarch / Barbara Asarch                               9,434               9,434          0                  0

Rose Anna Marshall                                             18,868              18,868          0                  0

IRA FBO Scott Marshall / Pershing LLC as Custodian             18,868              18,868          0                  0

Leonard Olim                                                    9,434               9,434          0                  0

Blake Selig                                                     9,434               9,434          0                  0

IRA FBO Friedrich Brenckmann / Pershing LLC as
  Custodian                                                    18,868              18,868          0                  0

Knox Family Limited Partnership                                 9,434               9,434          0                  0

IRA FBO Marc S. Powell / Pershing LLC as
  Custodian                                                    11,320              11,320          0                  0

Lee Harrison Corbin / Daniel Corbin                            45,000              45,000          0                  0

Edwin Freedman                                                 66,000              66,000          0                  0

Bill Haak / Johnnie S. Haak                                    18,868              18,868          0                  0

Nathan Hagens                                                  20,000              20,000          0                  0

IRA FBO Erick Klefos / Pershing LLC as Custodian
(B)(D)(E)                                                      10,000              10,000          0                  0

Brian Kuhn                                                    100,000             100,000          0                  0

Carter D. Pope                                                 56,604              56,604          0                  0

John R. Fox                                                     9,434               9,434          0                  0

Steven R. Hall / Rebecca A. Hall                                9,434               9,434          0                  0

Roy Alan Price                                                  9,434               9,434          0                  0

Benedek Investment Group, LLC (A. Richard Benedek)             37,736              37,736          0                  0

Ilex Investments LP (Robert George Crawford)                   56,604              56,604          0                  0

Ron Davi                                                       56,604              56,604          0                  0

Superius Securities Group Inc. Profit Sharing Plan
(James Hudgins)                                               339,622             339,622          0                  0

Superius Securities Group Inc. Profit Sharing Plan
(James Hudgins)                                                66,990              66,990          0                  0

Stanley Katz                                                   37,736              37,736          0                  0

Geriann Sweeney and Louis Paul Lohn Cohn
  Com Prop.                                                    18,868              18,868          0                  0

Alan J Rubin                                                   37,736              37,736          0                  0

Howard I Simon                                                 37,736              37,736          0                  0

Arthur Sinensky                                                37,736              37,736          0                  0

Louis Stumberg                                                  9,434               9,434          0                  0

TWM Associates, LLC (Scott Stone)                              37,736              37,736          0                  0

IRA FBO Marc W. Evans / Pershing LLC as
  Custodian (B)(D)(E)                                           9,434               9,434          0                  0

Sam Ginzburg (B)(D)(E)                                          9,434               9,434          0                  0

The Leland Family Partnership, L.P. (Leland Hirsch)             9,434               9,434          0                  0

Mazzei Holding, LLC (Michael Mazzei)                            9,434               9,434          0                  0

Atlantis Software Co. (Rune Medhus) (B)(D)(E)                  15,094              15,094          0                  0

Rune Medhus (B)(D)(E)                                          32,943              32,943          0                  0

T. Scott O'Keefe                                               18,868              18,868          0                  0

Jan Rask                                                       18,868              18,868          0                  0

Stephen J. Glantz (B)(D)(E)                                     9,434               9,434          0                  0

Donald Moss                                                    15,094              15,094          0                  0

Jeffrey J. Orchen P/S Plan DTD 1/1/95                          22,641              22,641          0                  0

Jeffrey Orchen, DDS                                            18,868              18,868          0                  0

Judith Ricciardi                                               18,868              18,868          0                  0

Arnold Schumsky                                                 9,434               9,434          0                  0

Michael J. Gaido, Jr.                                          20,000              20,000          0                  0

Mark N. Davis                                                   9,434               9,434          0                  0

Steven R. Elliott                                               9,434               9,434          0                  0

Matthew C. Forrester                                            9,434               9,434          0                  0

John W. Howton                                                  9,434               9,434          0                  0

William H. Mildren                                              9,434               9,434          0                  0

David Shadid                                                    9,434               9,434          0                  0

Brian Reiner                                                    9,434               9,434          0                  0

Gerald Parselle Wilton                                         37,736              37,736          0                  0

Capital Ventures International (Martin Kobinger)
(B)(D)(E)                                                     283,019             283,019          0                  0

Shepherd Investments International, Ltd. (Michael
A. Roth, Brian J. Stark) (B)(D)(E)                            283,019             283,019          0                  0

US Global Investors - Global Resources Fund A/C
  8144024                                                     377,358             377,358          0                  0

Goldman Sachs & Co.                                           135,000             135,000          0                  0

Goldman Sachs & Co. Long ShortFund                            543,000             543,000          0                  0

Iroquois Master Fund Ltd. (Joshua Silverman)                   75,472              75,472          0                  0

Basso Fund Ltd. (Howard I. Fischer)                            17,000              17,000          0                  0

Basso Multi-Strategy Holding Fund Ltd. (Howard I.
Fischer)                                                       63,000              63,000          0                  0

Basso Private Opportunities Holding Fund Ltd.
(Howard I. Fischer)                                            20,000              20,000          0                  0

Nite Capital LP (Keith A. Goodman)                             94,340              94,340          0                  0

DKR Sound Shore Oasis Holding Fund Ltd. (Seth
Fischer)                                                      177,358             177,358          0                  0

TRUK International Fund, LP (Michael E. Fein and
Stephen Saltzstein)                                             9,434               9,434          0                  0

TRUK Opportunity Fund, LLC (Michael E. Fein and
Stephen Saltzstein)                                            90,566              90,566          0                  0

Edward Ajootian                                                20,000              20,000          0                  0

Frey Living Trust of 3/20/96 (Philip Frey, Jr.)                20,000              20,000          0                  0

Li-San Hwang / Anne H Hwang                                   100,000             100,000          0                  0

George H. Robinette III                                        10,000              10,000          0                  0

Tembo Associates LLC, Series C (Jeffrey Tweedy)                37,500              37,500          0                  0

Tembo Associates LLC, Series C (Jeffrey Tweedy)                56,840              56,840          0                  0

Cordillera Fund, L.P. (James P. Anderson, Stephen
J. Carter)                                                    377,360             377,360          0                  0

Diamondback Master Fund, Ltd. (Chad R. Loweth)                377,360             377,360          0                  0

Enable Growth Partners LP (Mitch Levine) (B)(D)(E)            234,234             234,234          0                  0

Enable Opportunity Partners LP (Mitch Levine)
(B)(D)(E)                                                      38,505              38,505          0                  0

Pierce Diversified Strategy
Master Fund LLC (Mitch Levine) (B)(D)(E)                       48,130              48,130          0                  0

Shepherd Investments International, Ltd. (Michael
A. Roth, Brian J. Stark) (B)(D)(E)                            500,000             500,000          0                  0

Stilletto Capital Partners, LP (Jonathan Sorensen)
(B)(D)(E)                                                      36,911              36,911          0                  0

Capital Ventures International (Martin Kobinger)
(B)(D)(E)                                                     200,000             200,000          0                  0

Holders of Stock Options (3):

R. Scott Barter (3a)                                          250,000             250,000          0                  0

Chris Lautenslager (3b)                                        50,000              50,000          0                  0

Wall Street Group (Donald Kirsch) (3c)                        133,333             133,333          0                  0

Steven Barrenechea (3d)                                       237,500              75,000       162,500               *

Marshall Lynn Bass (3e)                                        75,000              75,000          0                  0

Amiel David (3f)                                              906,250             750,000       156,250               *

Hugh Idstein (3g)                                             175,000             175,000          0                  0

Alan Gaines (3h)                                            3,315,501             625,000      2,690,501             4.3

Pat Donais (3i)                                                15,000              15,000          0                  0

Greg Fox (3j)                                                  30,000              30,000          0                  0

Steven Sisselman (3k)                                          50,000              50,000          0                  0

Raissa Frenkel (3k)                                            50,000              50,000          0                  0

Richard Cohen (3k)                                             50,000              50,000          0                  0

Valery Otchertsov (3k)                                         50,000              50,000          0                  0

Totals:                                                    18,855,151          15,845,900      3,009,251             4.8

----------
(*)   Less than one percent.

(A)   Is a registered broker dealer.

(B)   Is an affiliate of a registered broker dealer.

(C)   Is deemed to be an underwriter.

(D)   Is not deemed to be an underwriter.

(E) Acquired its shares of Common Stock in the ordinary business and, at the time of the acquisition, did not have any arrangements or understandings with any person to distribute the securities.

(1) The investors from our September 2005 Financing are listed below under this heading. Unless otherwise noted, the shares of Common Stock listed as beneficially owned by the holder are the shares acquired by the holder in the September 2005 Financing. We raised an aggregate gross amount of $6,000,000 in our September 2005 Financing by selling a total of 3,243,243 shares of Common Stock at the price of $1.85 per share. Sanders Morris Harris Inc. ("SMH") was both an investor and our placement agent in the September 2005 Financing. We issued to SMH, as our placement agent in our September 2005 Financing, warrants to purchase 324,324 shares of our Common Stock at the exercise price of $1.85 per share. The warrants expire on September 30, 2010 and provide for cashless exercise.

(1a)  Of the shares of Common Stock listed as beneficially owned by the holder,
      (i) 269,243 are shares purchased by the holder in the September 2005 Financing (ii) 324,324 are shares underlying the warrant issued to the holder, as placement agent, in connection with the September 2005 Financing, and (iii) 900,000 are shares underlying the warrant issued to the holder, as a placement agent, in connection with our February 2006 Financing. The first warrant has an exercise price of $1.85 per share and the second warrant has an exercise price of $2.65 per share. Both warrants expire five-years after the date of their grant and provide for cashless exercise. Since the holder is a broker-dealer that acquired the 269,243 shares referenced in (i) above other than as compensation for investment banking services, such selling securityholder is an underwriter.

(2) The investors from our February 2006 Financing are listed below under this heading. Unless otherwise noted, the shares of Common Stock listed as beneficially owned by the holder are the shares acquired by the holder in the February 2006 Financing. We raised an aggregate gross amount of $23,850,000 in the February 2006 Financing by selling a total of 9,000,000 shares of Common Stock at the price of $2.65 per share. We issued to SMH, as a co-placement agent in the February 2006 Financing, warrants to purchase 900,000 shares of our Common Stock at the exercise price of $2.65 per share. The warrants expire on February 1, 2011 and provide for cashless exercise.

(3) The Holders of stock options are listed below under this heading. Unless otherwise noted, all stock options listed below are fully vested and expire on the fifth anniversary of the date they were granted.

(3a) Represents options, granted as of November 1, 2003, to purchase 250,000 shares of Common Stock at the exercise price of $0.54 per share, granted for services as a consultant to the Company. The options are held by R. Scott Barter Defined Contribution Plan.

(3b) Holds options, granted as of December 4, 2003, to purchase 50,000 shares of Common Stock at the exercise price of $0.90 per share. The holder was a director of the Company from December 2003 to May 2004.

(3c) Holds options, granted as of November 15, 2004, to purchase 133,333 shares of Common Stock at the exercise price of $0.75 per share. The holder provided investor relations services to us from November 2004 to November 2005.

(3d) Holds options, granted as of December 15, 2004, to purchase 25,000 shares of Common Stock at the exercise price of $0.85 per share. Also holds options granted, as of October 28, 2005, to purchase 50,000 shares of Common Stock at the exercise price of $2.35 per share. The holder is one of our directors.

(3e) Holds options, granted as of December 15, 2004, to purchase 25,000 shares of Common Stock at the exercise price of $0.85 per share. Also holds options, granted as of October 28, 2005, to purchase 50,000 shares of Common Stock at the exercise price of $2.35 per share. The holder is one of our directors.

(3f) Holds options, granted as of February 15, 2005, to purchase 250,000 shares of Common Stock at the exercise price of $1.25 per share. Also holds options, granted as of May 12, 2005, to purchase 500,000 shares of Common Stock at the exercise price of $2.44 per share. The latter options vested on the date of grant with respect to 250,000 shares and will vest on the first anniversary of the date of grant with respect to the remaining 250,000 shares. The holder is our President and Chief Operating Officer.

(3g) Holds options, granted as of April 4, 2005, to purchase 75,000 shares of Common Stock at the exercise price of $2.56 per share. The options vested on the date of grant with respect to 25,000 shares and vest on each of the first and second anniversaries of the date of grant with respect to 25,000 shares. The holder is our Chief Financial Officer.

(3h) Holds options, granted as of May 12, 2005, to purchase 625,000 shares of Common Stock at the exercise price of $2.44 per share. The options vested on the date of grant with respect to 250,000 shares, will vest on the first anniversary of the date of grant with respect to 250,000 shares, and will vest on the second anniversary of the date of grant with respect to 125,000 shares. The holder is our Chairman and CEO.

(3i) Holds options, granted as of July 18, 2005, to purchase 15,000 shares of Common Stock at the exercise price of $2.30 per share. The options vest on the first anniversary of the date of grant. The holder is our geophysicist.

(3j) Holds options, granted as of August 3, 2005, to purchase 30,000 shares of Common Stock at the exercise price of $2.54 per share. The options will vest on the first anniversary of the date of grant. The holder is our operations manager.

(3k) Holds options, granted as of October 28, 2005, to purchase 50,000 shares of Common Stock at the exercise price of $2.35 per share. The options became exercisable in full upon our obtaining shareholder approval for such options. The holder is one of our directors. Mr. Cohen is also our Secretary.

                              PLAN OF DISTRIBUTION

      All fees, costs, expenses and fees in connection with the registration of the Common Stock offered by this prospectus will be borne by us. Brokerage commissions, if any, attributable to the sale of the Common Stock will be borne by the selling security holders.

      The selling security holders may sell the Common Stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Stock as principals. The selling stockholders may distribute the Common Stock in one or more of the following methods:

      o ordinary brokers transactions, which may include long or short sales;
      o transactions involving cross or block trades or otherwise on the open market;
      o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;
      o "at the market" to or through market makers or into an existing market for the Common Stock;
      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;
      o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or
      o any combination of the above, or by any other legally available means.

      Selling security holders will not be restricted as to the price or prices at which the selling security holders may sell their Common Stock. Sales of Common Stock by the selling security holders may depress the market price of our Common Stock since the number of shares which may be sold by the selling security holders is very large compared to the historical average weekly trading volume of our Common Stock, which has been quite low. Accordingly, if the selling security holders were to sell, or attempt to sell, all of such securities at once or during a short time period, we believe such a transaction would dramatically adversely affect the market price of our Common Stock.

      From time to time a selling security holder may pledge its Common Stock under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling security holder, the broker or such third party may offer and sell any pledged securities from time to time.

      In effecting sales, brokers and dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling security holder or, if the broker-dealer acts as agent for the purchaser of such Common Stock, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of shares of Common Stock at a stipulated price, and to the extent the broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire securities as principal may then resell those securities from time to time in transactions: in the over-the counter market or otherwise; at prices and on terms prevailing at the time of sale; at prices related to the then-current market price; or in negotiated transactions.

      These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of the Common Stock commissions as described above. The selling security holders may also sell the Common Stock in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

      The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

      NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

      o     it intends to take possession of the registered securities or to
      o     facilitate the transfer of such certificates;
      o     the complete details of how the selling shareholders shares are and
      o     will be held, including location of the particular accounts;
      o     whether the member firm or any direct or indirect affiliates thereof
      o     have entered into, will facilitate or otherwise participate in any
      o     type of payment transaction with the selling shareholders, including
      o     details regarding any such transactions; and
      o in the event any of the securities offered by the selling shareholders
      o     are sold, transferred, assigned or hypothecated by any selling
      o     shareholder in a transaction that directly or indirectly involves a
      o member firm of the NASD or any affiliates thereof, that prior to or at
      o     the time of said transaction the member firm will timely file all
      o     relevant documents with respect to such transaction(s) with the
      o     Corporate Finance Department of the NASD for review.

      We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling shareholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

      The selling security holders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the securities by the selling security holders.

      In order to comply with certain states' securities laws, if applicable, the Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

      We have agreed to indemnify each selling stockholder whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

                                LEGAL PROCEEDINGS

      None.

                   DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

      The following table sets forth information with respect to our directors and executive officers.

Name                            Age     Position
----------------------------    ----    ----------------------------------------
Alan Gaines                     50      Chairman and Chief Executive Officer
Amiel David                     66      President and Chief Operating Officer
Hugh Idstein                    47      Chief Financial Officer
Richard M. Cohen                55      Director and Secretary
Steven Barrenechea              46      Director
Valery G. Otchertsov            59      Director
Raissa S. Frenkel               44      Director
Steven M. Sisselman             46      Director
Marshall Lynn Bass              36      Director

      Alan Gaines is the Chairman and Chief Executive Officer of the Company and has served as a Director of the Company since May 2001. For the past five years, Mr. Gaines has served as President and CEO of Proton Capital LLC, a privately held merchant and investment banking firm. Since April 2005, Mr. Gaines has served as Vice Chairman of Baseline Oil & Gas Corp., a public company. In 1983, Mr. Gaines founded Gaines, Berland Inc., a full service brokerage firm and investment bank specializing in global energy markets, with particular emphasis given to small to mid-capitalization exploration and production, pipeline, midstream, and oilfield services companies. Mr. Gaines served as President of Gaines, Berland from 1983 to 1998. Mr. Gaines holds a BBA in Finance from Baruch College, and an MBA ("With Distinction") from the Zarb School, Hofstra University School of Management.

      Amiel David has served as the President/Chief Operating Officer of the Company since February 2004 and has over 35 years of engineering and investment banking experience within the energy sector. From 1993- 2001, he was the Senior Vice President and Chief Engineer for the First City Bank and later First Union Securities (Wachovia Bank) where he was responsible for the technical viability of in excess of $3.5 billion of energy credits. From 2001 through 2003, Dr. David was the Managing Director, Senior Vice President and Chief Engineer of Duke Capital Partners. Dr. David holds a PhD in Petroleum Engineering from Stanford University and an MBA from The University of Pittsburgh.

      Hugh Idstein has served as the Chief Financial Officer of the Company since April 4, 2005. Prior to joining our Company, Mr. Idstein served as CFO of Houston based Black Stone Minerals Company, L.P., an oil and gas mineral exploration company. In addition Mr. Idstein has acted as a consultant for several oil and gas companies regarding international oil and gas opportunities. He earned an MBA and a BS in Energy Management from Eastern Illinois University.

      Richard M. Cohen has served as a Director of the Company since December 2003. Since 1996, Mr. Cohen has been the President of Richard M. Cohen Consultants, a private financial services consulting company that assists both public and private companies with their corporate governance and corporate finance needs. In 1999, Mr. Cohen was the President of National Auto Credit, a publicly traded sub-prime auto finance company. From 1992-1995, Mr. Cohen was the President of General Media Inc., a publicly reporting international diversified publishing and communications company. Mr. Cohen is a Certified Public Accountant and worked at Arthur Andersen & Co. from 1975 to 1977. He received a BS ("With Honors") from The University of Pennsylvania (Wharton) and an MBA from Stanford University.

      Steven Barrenechea has served as a Director of the Company since May 2001. Mr. Barrenechea is COO of Coast to Coast Catering Company, an upscale catering service. From April 2005 to January 2006, Mr. Barrenechea served as a Director of Baseline Oil & Corp., a public company. Mr. Barrenechea is a member of the Board of Directors of the Creative Coalition, The Milford (Connecticut) Red Cross, and The Child Guidance Center of Fairfield County. Mr. Barrenechea holds a BBA from New York University.

      Valery Otchertsov has served as a Director of our Company since May 2004. Since 1999, Mr. Otchertsov has held the position of President of Itera Holding Ltd and since 2003 Chairman of the Management Board of Itera Oil and Gas Company Ltd. (Itera). Itera's operating entities are engaged in the business of production, transportation, marketing and sales of natural gas throughout the Former Soviet Union. From 1997 -1999, Mr. Otchertsov served as First Vice-President of Itera International Group of Companies. From 1991 -1996, Mr. Otchertsov served as Minister of Economics and Finance, Deputy Chairman of the Cabinet of Ministers of Turkmenistan. He graduated with a Bachelors degree from Izhevsk Mechanical Institute.

      Raissa Frenkel has served as a Director of our Company since May 2004. Dr. Frenkel has been a member of the Board of Directors of the Itera Oil and Gas Company Ltd (Itera) since 2002. Itera's operating entities are engaged in the business of production, transportation, marketing and sales of natural gas throughout the Former Soviet Union. Since 2003, Dr. Frenkel has been Executive Vice-President of Itera International Energy Corp. an Itera subsidiary operating in the US gas, real estate and commodity business. From 1994-2002 Dr. Frenkel was a Vice-President with Itera International Energy Corp. She graduated from the Kazan Finance and Economics Institute in 1982 and received her PHD from Kazan State University in 1989.

      Steven Sisselman has served as a Director of our Company since May 2004. From 1995 to the present, Mr. Sisselman has been a Vice-President of Business Development with Itera International Energy Corp., an Itera subsidiary operating in the US gas, real estate and commodity business. From 1992-1994, Mr. Sisselman was Vice-President of Dalon Inc., a petroleum trading company, responsible for trading crude oil and petroleum products from the former Soviet Union. For the 12 years prior to 1992, Mr. Sisselman was employed by Charter Oil Company, UBS AG, and Astra Oil working in various financial and trading positions both in the US and London, England. He graduated from University of Florida in 1980 with a BS in Business Administration with a major in Finance.

      Marshall Lynn Bass has served as a Director of our Company and a member of the Company's audit committee since September 29, 2004. From 1998 to December 2001, he served as an associate, and from 2002 to present, he served as a principal of Weisser, Johnson & Co., a Houston based energy investment bank. He is also a principal and co-founder of GasRock Capital, LLC, a finance company which makes direct investments in energy companies or projects. He graduated from Purdue University in 1992 with a BS in economics and from Rice University with a Masters in business administration.

The Audit Committee

      Messrs. Bass and Barrenechea constitute the Audit Committee of our Board of Directors, established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
               EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of May 16, 2006 by (i) each person who, to our knowledge, beneficially owns more than 5% of our outstanding Common Stock; (ii) each of our current directors and executive officers (titles are set forth in parentheses next to the names of individuals listed below); and (iii) all of our current and executive officers and directors as a group:

Name of                                                                Percent
Beneficial Owner                                    Amount(1)          of Class
----------------                                    ---------          --------
Itera Holdings BV                                   35,464,397          59.9%
Alan Gaines (Chairman and CEO)                     3,190,501(2)          5.3%
Amiel David (President and COO)                   906,250(3)(4)           5%
Hugh Idstein (Chief Financial Officer)              75,000(5)             *
Steven Barrenechea (Director)                     187,500(6) (7)          *
Richard M. Cohen (Secretary and Director)           328,385(7)            *
Valery G. Otchertsov (Director)                        0(7)               -
Raissa S. Frenkel (Director)                           0(7)               -
Steven M. Sisselman (Director)                         0(7)               -
Marshall Lynn Bass (Director)                      25,000(6)(7)           *
All Officers & Directors as a Group (9              4,687,636            7.7%
persons)                                        (2)(3)(4)(5)(6)(7)

*     Indicates ownership of less than 1%.

----------
(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 16, 2006. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from May 16, 2006, have been exercised.

(2) Includes 500,000 shares underlying a stock option granted May 12, 2005.

(3) Includes 250,000 shares underlying a stock option granted on February 15, 2005.

(4) Includes 500,000 shares underlying a stock option granted May 12, 2005.

(5) Includes 50,000 shares underlying a stock option granted on April 4, 2005 and 25,000 shares underlying a stock option granted on March 29, 2006.

(6) Includes 25,000 shares underlying a stock option granted on December 15, 2004.

(7) Excludes 50,000 shares underlying a stock option granted on October 28, 2005 that will vest only upon approval by our stockholders at the next annual meeting.

                            DESCRIPTION OF SECURITIES

Common Stock

      The Company is authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 59,244,859 are outstanding as of May 16, 2006.

      Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights and are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

      The Company is authorized to issue 1,000,000 shares of preferred stock, $.001 par value per share, none of which is currently outstanding. The preferred stock may be issued from time to time in one or more series and with the designations and preferences for each series as will be stated in the resolutions providing for the designation and issue of each series adopted by Dune's board of directors. Dune's board of directors is authorized by Dune's certificate of incorporation to determine, among other things, the voting, dividend, redemption, conversion and liquidation powers, rights and preferences and the limitations thereon pertaining to each series of preferred stock. Dune's board of directors, without stockholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock and that could have anti-takeover effects. The Company has no present plans to issue any shares of preferred stock. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.

                                  LEGAL MATTERS

      Our outside counsel, Eaton & Van Winkle LLP, located in New York, New York, is passing upon the validity of the issuance of the shares of Common Stock that are being offered pursuant this prospectus.

                                     EXPERTS

      Malone & Bailey, PC, independent certified public accountants, located in Houston, Texas, has audited our Financial Statements included in this registration statement to the extent, and for the periods set forth in its reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                                    BUSINESS

Barnett Shale Properties

      On November 4, 2005, we entered into an Amended and Restated Asset Purchase and Sale Agreement (the "Voyager Agreement") with Voyager Partners, Ltd. ("Voyager") to acquire 95% of the producing and non-producing oil and natural gas properties and related property and equipment owned by Voyager located in the North Texas Fort Worth Basin, with Voyager retaining a 5% ownership interest in the properties (the "Voyager Acquisition"). The vast majority of these properties are located in Denton County, with the remainder in Wise County, both on the fairway of the prolific Barnett Shale in the North Texas Fort Worth Basin. We expect the Voyager Acquisition to provide significant production and high impact, low risk extensional drilling opportunities.

      The Voyager Agreement divides the Barnett Shale Properties into three tranches, each of which has a separate closing date. A closing with respect to the Tranche 1 assets occurred on December 16, 2005. The Tranche 1 assets that we purchased include working interests (ranging between 92% and 95%) in approximately 950 gross acres in Denton and Wise Counties, Texas, as well as four producing wells thereon. The purchase price for the Tranche 1 assets was $24.6 million.

      As part of the Voyager Acquisition, Voyager assigned to us an asset purchase agreement with a third party relating to certain additional oil and gas properties in the Barnett Shale. On November 17, 2005, pursuant to the asset purchase agreement assigned by Voyager and an additional purchase agreement between us and certain third parties, we acquired working interests (ranging between 92% and 100%) in certain oil and gas leases covering approximately 320 gross acres in Denton County, Texas, as well as an undivided interest in four producing wells thereon, and all of the sellers' personal property, equipment and contract rights with respect thereto (the "Springside Properties"). The purchase price for the Springside Properties was $5.5 million.

      On May 10, 2006, we completed the acquisition of a 455 acre lease located in Wise County for $380,000. The newly acquired lease is in close proximity to the properties we acquired from Voyager. Management estimates that there are three horizontal proved undeveloped locations and one vertical location to drill on the lease.

      As a result of the acquisition of the Voyager Tranche 1 assets, the Springside Properties and our purchase on May 10, 2006, we have working interests (ranging between 92% and 100%) in 1,725 gross acres in the Barnett Shale, as well as interests in eight producing wells and one well undergoing completion thereon. We have identified 26 future drilling locations on this acreage.

      In accordance with the Voyager Agreement, we have advanced $1.8 million to Voyager in return for working interests in four wells that were not included in the Tranche 1 assets. Upon acquiring the property underlying these wells from Voyager at the closing of the Tranche 2 assets, our working interest in these wells will increase from approximately 39-41% to approximately 95%.

      We and Voyager have agreed to permit rolling closings of Tranche 2 assets. The allocated values of the Tranche 2 assets equates to approximately $20.0 million. Within seventy-five (75) days after Voyager notifies us that it has satisfied certain conditions with respect to the Tranche 3 assets, we will be obligated to close on the Tranche 3 assets. The allocated values of the Tranche 3 assets equate to approximately $23.0 million. The Tranche 2 and Tranche 3 closings are subject to satisfaction of various conditions, including our ability to obtain financing, and there can be no assurances that any of the contemplated closings will occur.

      Based on current well spacing rules, our management expects that there are approximately 50 drilling locations on the Tranche 2 and Tranche 3 assets, assuming as many as one-third of these locations may be drilled horizontally.

      As part of the Voyager Acquisition, we are negotiating to become a 16% to 39% limited partner in up to three (3) limited partnerships, the purpose of which is to design, construct, lay, own, operate and maintain natural gas gathering pipelines in the same general geographic area as the Barnett Shale Assets. The Voyager Agreement gives us the option, within 90 days after the later of the closing date for the Tranche 1 assets or the date as of which each such limited partnership is formed, to acquire 80% of Voyager's interests in each such limited partnership for a price equal to 100% of the initial contribution to capital which Voyager is required to make into such limited partnership. One pipeline is currently in place. The second pipeline system should be completed by early third quarter, and the third pipeline should be completed concurrently with the drilling development of the area to be served by such pipeline. We expect the three pipelines will have aggregate capacity exceeding 50 MMcf per day, with estimated throughput of 40 MMcf per day within two years from commencement of operations. We believe our interest in the pipelines will decrease our overall costs of operations by providing significant benefits to us, including: (1) the ability to transport our own gas, thereby enhancing overall economic efficiency through higher prices received; (2) guaranteed access to a pipeline, reducing our dependency on other companies to transport our gas; and (3) the ability to transport third party gas, enabling us to generate additional income.

      Presently, Voyager is not selling, and we are not buying, the remaining 5% of Voyager's interests in the assets involved in the Voyager Acquisition (the "Retained Interests"). However, for a period of ninety (90) days following the full and final satisfaction by certain Voyager affiliates of their obligations under a settlement agreement with the Dan Hughes Group, Voyager has the right and option to sell to us, and we have the right and option to buy from Voyager, the designated Retained Interests for a price determined pursuant to the Voyager Agreement. Similarly, for a period of ninety (90) days after the first anniversary date of execution of leases comprising the Tranche 3 assets, Voyager will have the right and option to cause us to purchase from Voyager the Tranche 3 Retained Interests pursuant to the Voyager Agreement. Any purchase of Retained Interests will relate back to January 1st of the year in which such option to purchase (or option to cause the purchase) is exercised.

      Dune Operating Company ("DOC"), our wholly owned subsidiary, is the operator of record of the Barnett Shale Properties. We entered into a Transitional Matters Agreement as of the date of the closing for the Tranche 1 assets whereby Dark Horse Operating Company ("Dark Horse") will operate the Barnett Shale Properties for us on a contract basis after the Tranche 1 asset closing. Under the Transitional Matters Agreement, Dark Horse will provide DOC with certain operating and administrative services with respect to the Barnett Shale Properties for up to 12 months after the Tranche 1 asset closing, subject to our right to extend the term on a month-to-month basis.

      Prior to the closing date for each Tranche of assets, Voyager is obligated to use reasonable commercial efforts to obtain, at its cost, the rights to certain additional oil and gas leases ("Additional Leases") and to transfer them to us, at such closing or within 120 days after the date of such closing, as though they were Barnett Shale properties covered by the Voyager Agreement. The Additional Leases are to cover additional well locations for the development of proved undeveloped Barnett Shale reserves. For each Additional Lease which Voyager is unable to obtain within 120 days after the closing date, we will be entitled under the Voyager Agreement to reduce the base consideration payable to Voyager by the allocated value for each proposed well location.

      At the closing of the Tranche 1 assets, Voyager and certain of its principals and affiliates, as the assignors (the "Voyager Assignors"), entered into with us (as the Assignee), an Area of Mutual Interest Agreement (the "AMI Agreement"). The area of mutual interest or "AMI" defined in the AMI Agreement includes, as a general matter, the area within approximately two (2) miles of the exterior boundaries of the existing leases included in the Barnett Shale Property. The AMI Agreement provides that if, during the period of 24 calendar months beginning on the closing date for the Tranche 1 assets (the "Effective Date"), any of the Voyager Assignors acquires an oil or gas lease or an interest therein covering any of the lands located in the AMI (the "Acquired Interest"), then Voyager Assignors must first offer us the option to acquire 95% of the Acquired Interest.

      During the first nine (9) months following the Effective Date, we may, but are not obligated, to purchase any Acquired Interests brought to us by Voyager Assignors. Thereafter, provided that the Voyager Assignors tender sufficient Qualified Acquired Interests (defined below), we will be obligated to purchase $2.75 million of such Qualified Acquired Interests in the last three (3) months of the first twelve (12) months following the Effective Date and an additional $2.75 million of such Qualified Acquired Interests in the second 12 months following the Effective Date. In order for our obligation to purchase an Acquired Interest to arise, the Acquired Interest must (i) cover at least 40 acres in the case of a vertical location and 120 acres in the case of a horizontal location, (ii) overlay Barnett Shale formation gas reserves that qualify as "proved" or "proved undeveloped," (iii) not be subject to a drilling obligation within 180 days after the date of its execution and (iv) have clear title (a "Qualified Acquired Interest"). The price to be paid for a Qualified Acquired Interest is based on several factors, including the number of wells and well types, the reserve category (proved or probable), and the price of natural gas at the time of acquisition.

      The Barnett Shale is one of the largest and most active natural gas fields in the United States, covering 15 Texas counties. In the first three quarters of 2005, the Barnett Shale was producing in excess of 1,200 Mmcf per day of natural gas. The Barnett Shale properties reside in the core area of the Barnett Shale where wells have demonstrated superior economics, and are located in areas that are not subject to fracture related water encroachment. Within these Barnett Shale properties, the identified probable well locations are a result of reserve definitions, and are fundamentally no different from any of the existing proved undeveloped locations.

Bayou Couba Property

      On October 19, 2005, we entered into a definitive Exploration and Development Agreement (the "ANEC Agreement") with American Natural Energy Corporation ("ANEC"). Pursuant to the ANEC Agreement, which has an effective date of August 26, 2005, we acquired certain exclusive exploration and development rights in ANEC's Joint Development Agreement with ExxonMobil Corp. (the "Development Agreement"), covering approximately 11,000 contiguous acres in St. Charles Parish, Louisiana (the "Bayou Couba Field"). ExxonMobil Production Company delivered its consent to our participation on September 12, 2005.

      Of the 11,000 acres covered by the Development Agreement, approximately 1,300 acres pertain to a lease referred to as the Delta Securities Lease. The ANEC Agreement provides us with the right to participate in 50% of ANEC's development rights in the Delta Securities Lease in exchange for our payment of $1 million. Upon the successful drilling of one of the first two exploratory wells drilled by us and ANEC, we will be required to pay ANEC an additional $500,000. In addition, we will have the right to participate in all of ANEC's exploration rights in the remaining 9,700 contiguous acres covered by the Development Agreement. Each party will pay its respective share of drilling, completion and operations costs. Pending ANEC's satisfaction of certain conditions as set forth below, the term of the Development Agreement will be extended from November 2007 to November 2009.

      The Bayou Couba Field was discovered by Gulf Oil in 1942. The field is situated on a crest of a highly faulted salt dome which is productive from 30 sands. The nature of the faultline system creates traps that in the past were overlooked or created a potential for bypassed oil and gas production. In addition, preliminary analysis of reprocessed, state of the art 3-D seismic indicates numerous hydrocarbon traps at depths ranging between 4,000 and 20,000 feet. There are several leads that indicate significant potential reserves in the subsalt area. Initial drilling has focused and will continue to focus on numerous (i) development prospects with updip PUD potential, (ii) extensional prospects with trapped bypassed hydrocarbons and (iii) near field exploratory prospects with analog production.

Since signing the ANEC Agreement, we have successfully completed three out of three wells at Bayou Couba:

      >> The DSCI 92ST well, drilled to a depth of approximately 6,040 feet, was completed in November of 2005 and is currently producing approximately 70 boe per day. We have a 15.625% working interest in the DSCI 92ST.

      >> The DSCI 51ST well, drilled to a depth of 5,600 feet, was completed in October of 2005 and is currently producing at a rate of approximately 45 boe per day. We have a 20.625% working interest in the DSCI 51ST.

      >> The DSCI 15ST well, completed in December of 2005 at a depth of approximately 7,600 feet, is currently producing approximately 35 boe per day. We have a 50% working interest in the DSCI 15ST.

      Based upon current 3-D seismic data acquired in conjunction with the ANEC Agreement, we have identified at least seven development and 14 exploration drilling prospects at Bayou Couba. On March 8, 2006, ANEC entered into a Seismic Survey Participation Agreement (the "Participation Agreement") with Seismic Exchange, Inc. ("SEI"), to acquire a license with respect to the geophysical data covering 60 square miles of the 3-D Seismic Survey to be conducted pursuant to the Participation Agreement (the "Licensed Data"). The area to be surveyed by this shoot covers the 11,000 acres we have exploration and development rights in under our ANEC Agreement, as well as additional acres surrounding it. The cost of ANEC acquiring a license to the 3-D survey is $2 million, of which we have agreed to pay $1 million. The Participation Agreement provides that ANEC has the one-time right to designate a "Partner" to receive a Partner License from SEI. Pursuant to an Agreement with ANEC, ANEC has agreed that we shall have the right to cause ANEC to designate us as a "Partner", if we shall so elect. If we elect to do so, we have agreed with ANEC to each pay SEI $500,000 for the Partner License. Upon delivery of the Licensed Data to ANEC, provided that ANEC makes timely payments to SEI therefor, Exxon Mobil has agreed to extend the term of the Development Agreement by two years to November 2009.

      Subject to rig availability, we anticipate that over the next 12 months, we will drill two exploration and development wells with the remainder to be held in inventory. Additionally, we believe that there is significant untested sub-salt gas potential and, pending results of the 3-D survey constructed by SEI, we would anticipate drilling an exploratory well beneath the salt dome during the first half of 2007.

South Texas Properties

The Welder Ranch Property

      The Welder Ranch Property consists of 7,950 contiguous acres of land leased from the Welder family in Victoria County, Texas. The Welder Leases are held by Vaquero Partners, LLC, our wholly-owned subsidiary ("Vaquero Partners"), and are operated by Dune Operating Company, which is also our wholly-owned subsidiary. Per the terms of the Welder Leases, Vaquero Partners receives 70% of net revenue generated on the Welder Ranch Property. Effective as of August 22, 2005, we became the sole owner of Vaquero Partners when Vaquero Partners redeemed the 15% membership interest previously held by Vaquero Oil and Gas, Inc.

      To date, our primary focus on the Welder Ranch Property has been on the Wilcox Formation. The Wilcox Formation is one of the most prolific formations along the Texas Gulf Coast. Our primary targets regarding exploration activity in the area are the geopressured lower and middle sands of the Wilcox formation. The Wilcox is productive at depths ranging from 8,300 feet to below 17,000 feet. The upper Wilcox sands have four producing intervals that are normally pressured. The middle and lower sands, beginning at approximately 9,500 feet, are geopressured. These geopressured zones are the primary targets on the Welder Ranch Property. A successful upper Wilcox well will cost between $800,000 and $1 million to drill and complete at the 9,000 foot depth, whereas a deeper geopressured well (such as Vaquero #1 well) may cost between $4 million and $5 million through completion. We completed the Vaquero #1 and the Vaquero #2 wells, which both targeted the geopressured Wilcox Formation.

      Our Vaquero #2 well was completed in the 12,300 foot horizon and put on production on August 1, 2005. Presently, the well is producing at the rate of 300 Mcfe per day. We hold a 63.5% net working interest in the Vaquero #2 well.

      The locations for our Vaquero # 1 and # 2 wells were drilled utilizing advanced 3D seismic interpretation, in conjunction with extensive geological and engineering analysis of leases acquired by us during 2003 and 2004. The Vaquero # 1 was drilled to a total depth of 13,920 feet and encountered gas shows at depths between 9,300 feet and 13,500 feet. Due to a mechanical casing failure, we could not complete the well in the 13,000 foot interval. The well was therefore completed in the 9,300 foot sand and is presently producing approximately 100 Mcfe per day. We are reviewing various alternatives in the Vaquero # 1 including, but not limited to, drilling a sidetrack to the original target depth, where potential gas reserves were evident on electric logs. We hold a 67.4% net working interest in the Vaquero #1 well. The 9,300 foot payzone encountered in the Vaquero #1 was also tested to be productive in the Vaquero #2, and will be categorized as "Proved Behind Pipe."

      Our Rob Welder #1 well, completed in the Cook Mountain formation in August 2004, continues to produce at the rate of 275 Mcfe per day. We hold a 100% working interest in this well.

      During the first quarter of 2006, we completed a shallow Frio well and intend to place it on production shortly. Our geological and geophysical team has also identified a number of other large, high-quality, high-reserve potential prospects and leads on the Welder Ranch Property.

The Pearsall Property

      Our Pearsall Property presently consists of two leases covering 2,400 acres in the Pearsall Field, located in the Austin Chalk trend in Frio County, Texas. San Antonio based Alamo Operating Company is currently the contract operator; however, we expect to take over as operator as soon as practicable. As of March 15, 2006, the two wells in which we hold a working interest were producing oil at a combined rate of approximately 100 boe per day. We have a 27% working interest in the first well, and a 40% working interest in the second and each subsequent well. We have the right to participate (on similar terms) in the drilling of future reentry wells on the Pearsall Property on additional leases covering up to approximately 9,000 acres. Net revenue interest on the leases averages 76.5%. We are currently evaluating the drilling of additional wells on the Pearsall Property.

The Los Mogotes Property

      In May of 2004, we completed the purchase of a small non-operated working interest (0.7% W.I.) in the Haynes Lease (covering approximately 18,000 acres) located within Los Mogotes Field in Zapata County for $874,500. The Los Mogotes Field is an onshore U.S. development project in the South Texas Wilcox trend, with production averaging approximately 90 Mmcfe of gas per day. Our current working interest in the Los Mogotes project currently provides approximately $100,000 per month in cash flow.

Regulation

      Our business is or may be affected by numerous laws and regulations, including those relating to energy, environment, and conservation. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and/or criminal penalties, the imposition of injunctive relief or both. Changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on its future operations.

      We believe that current operations comply in all material respects with applicable laws and regulations, and that they have no more restrictive effect than on other similar companies in the energy industry.

      Our operations are subject to regulation at the state level and, in some cases, county, municipal and local governmental levels. Such regulation includes
(1) requiring permits for the drilling of wells, (2) maintaining bonding requirements to drill or operate wells, and (3) regulating the location of wells, the method of drilling and casing wells, surface use and restoration of properties upon which wells are drilled, and (4) plugging and abandoning of wells and the disposal of fluids used and produced in connection with operations.

      Our operations are also subject to various conservation laws and regulations relating to well spacing, and safety issues for gathering systems.

Environmental Matters

      We are subject to extensive federal, state, and local environmental laws and regulations that, among other things, regulate the discharge or disposal of substances into the environment and otherwise are intended to protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil, and/or criminal penalties and, in some cases, injunctive relief for failure to comply. Some laws and regulations relating to the protection of the environment may, in certain circumstances, impose "strict liability" for environmental contamination. Other laws and regulations may require the rate of oil and natural gas production to be below the economically optimal rate or may even restrict or prohibit exploration or production activities in environmentally sensitive areas. In addition, state laws often require some form of remedial action such as closure of inactive pits and plugging of abandoned wells to prevent pollution from former or suspended operations.

      We believe that we are in substantial compliance with current applicable laws and regulations and that continued compliance with existing requirements will not have a material adverse impact. However, from time to time, legislation or other initiatives are proposed to place more onerous conditions. Adoption of such proposals could adversely impact our operating costs, capital expenditures, earnings, and/or competitive position.

Employees

      As of May 15, 2006 we have 11 employees, of which 9 are full time employees and 2 are part time employees.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

      We are engaged in the exploration, development, exploitation and production of oil and natural gas. We sell our oil and gas primarily to domestic pipelines and refineries. We entered into a number of property acquisitions and joint ventures during 2004 and 2005 as described in Note 2 to our financial statements filed with this report. We did not make any dispositions of property during 2004 and 2005. These acquisitions and joint ventures significantly affected our results of operations during 2004 and 2005 and had the effect of significantly increasing both our revenues and expenses. Our financial statements consolidate our accounts with those of our wholly-owned subsidiary, Vaquero Partners LLC, and all inter-company balances and transactions between Dune Energy, Inc. and Vaquero Partners LLC have been eliminated in such consolidation.

Recent Developments

Barnett Shale Properties

      During the first quarter covered by this report, we drilled two wells in the Barnett Shale. The DCC #8 was successfully completed and placed on production from the Barnett formation. The well was perforated and fractured in three different horizons. Initial rates for the first twenty-four hours were 1.1 MMcf/d of natural gas. The well continues to clean up frac water and is currently producing at a rate of 800 Mcf/d. Given pipeline availability, the well was turned to sales immediately. The DCC #7 well which we began drilling in December 2005, has been temporarily abandoned after it encountered mechanical difficulties due to poor hole condition in the directional section of the well. Rather than continue operations, management decided to cease drilling operations and skid the rig over and drill the DCC #8 well.

      In other operations we are currently refracing one of our originally acquired wells, the Springside #1-A and installing pumping equipment on the Pitts #1. Pending successful refracing, we anticipate increasing combined production to 400-600 Mcf/d on these two wells.

      On May 10, 2006 we completed the acquisition of a 455 acre lease located in Wise County for $380,000. The newly acquired lease is in close proximity to our existing acreage position in the Barnett Shale play. Management estimates that there are three horizontal proved undeveloped (PUD) locations and one vertical PUD location to drill on the lease.

Bayou Couba Property

      On March 8, 2006, our joint-venture partner, American Natural Energy Corporation ("ANEC") entered into a Seismic Survey Participation Agreement (the "Participation Agreement") with Seismic Exchange, Inc. ("SEI"), to acquire a license with respect to the geophysical data covering 60 square miles of the 3-D Seismic Survey to be conducted pursuant to the Participation Agreement (the "Licensed Data"). The area to be surveyed by this shoot covers the 11,000 acres we have exploration and development rights in under our existing Exploration and Development Agreement with ANEC, as well as additional acres surrounding it. The cost of ANEC acquiring a license to the 3-D survey is $2 million, of which we have agreed to pay $1 million. The Participation Agreement provides that ANEC has the one-time right to designate a "Partner" to receive a Partner License from SEI. Pursuant to a separate Agreement with ANEC, ANEC has agreed that we shall have the right to cause ANEC to designate us as a "Partner", if we shall so elect. If we elect to do so, we have agreed with ANEC to each pay SEI an additional $500,000 for the Partner License. Upon delivery of the Licensed Data to ANEC, provided that ANEC makes timely payments to SEI therefore, Exxon Mobil has agreed to extend the term of its Development Agreement with ANEC (under which ANEC has assigned half of its interest to us) by two years to November 2009. During the First Quarter we paid SEI $600,000 as an initial payment to begin the 3-D seismic survey.

Welder Ranch Property

      During the first quarter we drilled two wells on the Welder Ranch Property. The Welder Heirs #2 which was drilled to the Frio formation at a total depth of 3,532 feet and encountered 19 feet of net pay in four potential pay zones. We own a 100% working interest in the well. The well was originally put on production from the lowest horizon at a rate of 300 Mcf/d. We have since added additional zones and presently are producing at a rate of 180 Mcf/d. The other well drilled on our Welder Ranch Property was the Rob Welder #2. Although log analysis indicated gas pay, the well was deemed uneconomical and has been plugged and abandoned.

Pearsall Property

      Currently, the 2 wells in which we hold a working interest are producing oil at an average combined rate of approximately 85 Bbl/d. We have a 27% working interest in the first well, and a 40% working interest in the second and each subsequent well.

Los Mogotes Property

      For the three months ended March 31, 2006, our Los Mogotes Property generated approximately $173,000 of revenues net to our working interest.

Results of Operations

            Three months ended March 31, 2005 ("First Quarter 2005") compared to three months ended March 31, 2006 ("First Quarter 2006")

            Revenues. Revenues grew from $543,713 in First Quarter 2005 to $1,300,820 in First Quarter 2006. This represents a 139% increase. Although fee income declined $56,000, oil and gas revenue increased over $700,000 reflecting the impact of acquisitions and drilling activity undertaken in the last three quarters of First Quarter 2005.

            Operating Expenses. Operating expenses increased from $516,738 in First Quarter 2005 to $2,374,252 in First Quarter 2006. Every component of operating expenses contributed to this increase as detailed below. The overall increase is attributable to increased activity primarily associated with new wells drilled, the acquisition activity and overall growth of the Company.

            General and Administrative Expenses. The increase of $411,072 is attributable to increased drilling and acquisition activity yielding increases in all areas of general and administrative expense.

            Share-based Compensation Expense. In First Quarter 2006 the Company adopted SFAS No. 123 (R) which requires all share-based payments to employees and directors be recognized in the financial statements based on their fair values. Share-based compensation in First Quarter 2006 amounted to $473,388 and $0 in First Quarter 2005.

            Direct Operating Expense. Direct operating expense increased from $65,534 in First Quarter 2005 to $351,684 in First Quarter 2006. This increase of $286,150 reflects the effect on operating expense of going from two properties in First Quarter 2005 to seventeen in First Quarter 2006.

            Depletion, Depreciation and Amortization. Dune experienced a significant change in depletion, depreciation and amortization (DD&A) increasing from $37,480 in First Quarter 2005 to $724,384 in 2006. The two major components of DD&A relate to amortization of oil and gas properties and amortization of deferred financing costs. In First Quarter 2006, properties being amortized increased from $6,801,080 to $49,156,664 yielding an expense of $505,825. Also in First Quarter 2006, deferred financing costs of $2,493,184 yielded an amortization expense of $215,932.

            Operating Loss. Dune went from operating income of $26,975 in First Quarter 2005 to an operating loss of ($1,073,432) in First Quarter 2006. As documented above, all of the components of operating expense experienced significant increases which were not offset by the increase in revenues.

            Other Income (Expense):

            Interest Income. Interest income increased from $8,792 in First Quarter 2005 to $97,511 in First Quarter 2006. The increase is attributable to higher cash balances associated with the February 1, 2006 stock sale.

            Minority Interest. Minority interest expense decreased from $40,091 in First Quarter 2005 to $0 in First Quarter 2006. As a result of Dune's First Quarter 2005 acquisition of the minority interest in Vaquero Partners, there is no minority interest in First Quarter 2006.

            Interest Expense. Interest expense jumped from $5,575 in First Quarter 2005 to $1,039,703 in First Quarter 2006. Dune increased its debt from $5,000,000 at March 31, 2005 to $30,889,547 at March 31, 2006. The
      debt was incurred primarily to finance the fourth quarter 2005 acquisitions. This increase in debt explains the additional interest expense in First Quarter 2006.

            Accretion Expense. Accretion expense was $0 in First Quarter 2005 and $1,999 in First Quarter 2006. Dune recorded its asset retirement obligation in the fourth quarter of 2005 giving rise to the accretion expense in First Quarter 2006.

            Gain on Embedded Derivative Liability. Dune recorded a gain on the mark to market adjustment of the embedded derivatives in First Quarter 2006. This gain is on participating collars on oil and gas swaps which were entered into in the fourth quarter of First Quarter 2005. As of March 31, 2006, the mark to market value reflected a liability of $163,036. There were no embedded derivatives in First Quarter 2005.

            Net Loss. Dune's net loss increased ($1,980,207) from ($9,899) in First Quarter 2005 to ($1,990,106) in First Quarter 2006. Major components of this increase are attributable to increased interest expense, increased depreciation, depletion and amortization expense and the adoption of SFAS 123 (R), requiring the recognition of share-based payments in the financial statements.

            Net Loss Per Share. The net loss per share increased from $0.00 per share in First Quarter 2005 to ($0.04) per share in First Quarter 2006. Although the weighted average number of shares increased 10,103,536 shares, net loss increases yielded a loss of ($0.04) per share.

            Year ended December 31, 2005 compared to year ended December 31,
      2004

            Revenues. Our revenues were $3,724,278 in 2005, compared to revenues of $1,022,297 in 2004. This 364% increase in revenues from 2004 to 2005 was the result of receiving $1,768,406 from production for existing wells, $1,599,632 from seven wells drilled in 2005 and $356,240 from wells acquired during 2005. During the first quarter of 2006 we drilled four wells, two of which were successful and should be on production early in the second quarter of 2006; one of which requires additional work and one of which was a marginal well that management decided to plug for economic reasons.

            Operating Expenses: The increase in our operating expenses can generally be attributed to a significant increase in well drilling activity and costs associated with evaluating and closing several projects including the Voyager acquisition and our joint venture at Bayou Couba. Excluding our participation in the drilling at Los Mogotes, Dune participated in the drilling of seven wells in 2005 versus the three we participated in 2004. This increase in activity resulted in additional operating expenses. We expect operating expenses to increase as a result of increased drilling activity and continued acquisition activity.

            General and Administrative Expenses. Our general and administrative expenses increased from $1,935,539 in 2004 to $2,550,549 in 2005, an increase of approximately 25%. Increased drilling and acquisition activity resulted in increased general and administrative costs related to salary expense (hiring additional employees) and accounting expense. We expect general and administrative expense to increase at a lower rate than 2005.

            Production Taxes. Production taxes refer to state assessed severance tax on the production of oil and gas and also the marketing and transportation costs of these products. Production net to Dune increased from 47,000 Mcfe in 2004 to 438,000 Mcfe in 2005 a 930% increase. Production taxes increased as a result of increased production and increases in transportation and marketing costs.

            Depletion, Depreciation and Amortization. Depletion, depreciation and amortization ("DD&A") expenses are on the full cost method of accounting. In 2004 our DD&A was very small at $63,801 due to a much smaller cost basis and lower production levels. Dune's full cost pool increased from $6.9 million in 2004 to almost $21.0 million in 2005. Depletion and depreciation of oil and gas properties is on a units of production basis and was $918,438 for 2005. Depreciation of office equipment is on a straight line basis and was $5,033 for 2005. In addition, loan costs and fees are amortized over the term of the debt instruments to which they relate. In 2005, amortization expenses was $143,558. We expect our DD&A expense to increase as production increases.

            Lease Operating Expense. Lease operating expense refers to costs incurred in the direct operation of the wells. Dune's operating expense grew from $37,478 in 2004 to $378,163 in 2005 in direct relation to our increase in well activity. Lease operating expense is expected to continue to increase as more drilling and production activity occurs.

            Operating Loss. Our aggregate operating loss decreased from $1,079,717 in 2004 to $612,772 in 2005 as the $2,701,981 increase in revenue was greater than the $2,235,036 increase in operating expenses.

            Other Income (Expense):

            Other Income. Other income of $78,194 in 2004 was related to the adjustments to accounts payable balances. There were no resulting adjustments in 2005.

            Interest Income. Our interest income increased slightly, from $45,395 in 2004 to $48,893 in 2005 due to higher cash balances and higher interest rates.

            Minority Interest. Minority interest refers to activity due a minority interest owner in the Vaquero Partners LLC. Their net income
      (loss) is reflected as minority interest on our financial statements. Minority interest expense was $38,193 and $52,611 in 2004 and 2005 respectively. With respect to Vaquero Partners LLC, there will be no minority interest expense in the future as Dune has acquired the minority owner's interest.

            Interest Expense. Interest expense increased from $120,640 in 2004 to $775,427 in 2005. This was the result of increasing debt to $39,097,514 by the end of 2005. Interest expense will continue to grow in 2006 as debt balances are anticipated to remain at current or higher levels depending on drilling and acquisition activity.

            Accretion Expense. We incurred accretion expense of $2,173 in 2005 as a result of recording our asset retirement obligation entry in 2005.

            Loss on Embedded Derivative Liability. We recorded a loss on our mark to market of our embedded derivatives as of December 31, 2005. This is on our participating collars on oil and gas swaps. As of December 31, 2005, our mark to market value reflected a liability of $190,553.

            Net Loss. Our net loss increased $469,682 from $1,114,961 in 2004 to $1,584,643 in 2005. A large component of the net loss in 2005 was interest expense of $775,427 and loss on embedded derivative liability of $190,553.

            Net Loss Per Share. Even though our net loss increased from 2004 to 2005, our net loss per share decreased from $(0.04) in 2004 to $(0.03) in 2005 because the weighted average shares outstanding in 2005 increased.

Impact of Inflation

      Inflation has not had a material effect on our results of operations.


Financial Liquidity and Capital Resources

      As a result of the industry-wide shortage of available drilling rigs our intended drilling program has been delayed. However, in order to return to the drilling program originally planned, we entered into a rig contract, the terms of which call for the construction and subsequent long-term contractual commitment of a drilling rig for our exclusive use on our Barnett Shale Properties. This rig, which will be capable of drilling deviated and horizontal wells, is expected to be delivered to us on or about August 1, 2006. In addition, we signed a second contract for a drilling rig with Big Giant Drilling LLC, to drill three wells on our Barnett Shale Properties.

      The delays in procuring rigs have caused the postponement of the time at which revenues can be expected from the subject properties. As a consequence, we needed and have obtained waivers through July 31, 2006 from our senior and subordinated lenders, of compliance with certain covenants in our lending arrangements requiring certain levels of income from operations. We have agreed with our senior and subordinated lenders to certain changes in our respective contractual arrangements as a result of the delay described above, including suspension of revolving credit availability under the senior facility and the payment of certain interest amounts in subordinated notes rather than cash under our subordinated facility. We have also agreed to increase the rate of interest payable to our senior lenders on outstanding indebtedness by two percent per annum effective from June 1, 2006.

      As a result of the delay in obtaining drilling rigs referred to above and, consequently, of our inability to produce levels of income from drilling operations sufficient to meet the tests set forth in our senior credit facility which we entered into in November, 2005, we and our senior lenders have embarked on negotiations with a view to reaching agreement on restructuring or refinancing our senior credit facility on terms and conditions satisfactory to us, to our subordinated lender and to a majority in interest of our senior lenders on or before July 31, 2006. In the event a commitment satisfactory to a majority in interest of our senior lenders is not reached by July 31, 2006, we will then owe such lenders a fee of $50,000.

      Such changes are embodied in a Second Amendment and Third Amendment, effective as of May 15, 2006 and June 1, 2006, respectively, to the credit agreement which governs our senior credit facility. Management does not believe that our operations or our prospects are materially affected by the agreed suspension of availability under our revolving credit facility or the increase in the interest rate on outstanding senior indebtedness.

      Management believes that our cash requirements in the next twelve months will be met by our revenues from operations and our cash reserves.


Private Equity Placements

      On September 30, 2005, we closed a private equity offering pursuant to which we received $6,000,000 in gross proceeds. A total of 3,243,243 shares of Common Stock were sold at a price of $1.85 per share. Sanders Morris Harris Inc. ("SMH") acted as Placement Agent in the offering and received (i) a cash fee equal to 5% of the gross proceeds and (ii) a warrant exercisable for up to 324,324 shares of our Common Stock at an exercise price of $1.85 per share.

      In February 2006, we closed a private equity offering pursuant to which we sold a total of 9,000,000 shares of our Common Stock at a price of $2.65 per share. Gross proceeds raised in this offering were $23,850,000. SMH served as our lead placement agent and C.K. Cooper & Company served as co-placement agent. From the gross proceeds, we paid our investment bankers a placement agent fee of $1,192,500 (5% of the gross proceeds) and we paid SMH a financial advisory fee of $477,000 (2% of the gross proceeds). We also issued to SMH, a warrant exercisable for up to 900,000 shares our Common Stock, at an exercise price of $2.65 per share. The price per share in this offering was determined by taking the thirty (30) day volume weighted average market price of our Common Stock as of January 17, 2006, and discounting it by approximately 10% to account for investors' receiving unregistered stock.

Debt Financings

      To finance our recent and pending property acquisitions, we entered into a Credit Agreement dated as of November 17, 2005 (the "Credit Agreement"), with Standard Bank Plc, as Administrative Agent and Lender ("Standard") and Standard Americas Inc., as Collateral Agent. In accordance with the requirement of Standard, we also entered into a Swap Agreement ("Swap Agreement") with Standard providing the notional volumes which are 65% to 70% of the reasonably anticipated projected production from Proved Developed Producing Reserves (as defined in the Credit Agreement) for each month through the second anniversary of November 17, 2005 for each crude oil and natural gas streams, calculated separately; pursuant to the requirements of the Credit Agreement, separate swap hedges need to be put in place by us at a number of specific times when the Proved Developed Producing Reserves are calculated and recalculated.

      In addition, we entered into a Term Loan Agreement dated as of November 17, 2005 (the "Term Loan Agreement") with our majority stockholder, Itera Holdings BV. Amounts borrowed from Itera under the Term Loan Agreement are subordinated to all obligations under the Credit Agreement and the Swap Agreement and are evidenced by a convertible subordinated promissory note (the "Convertible Subordinated Note").

      Under the Term Loan Agreement, Itera agreed to make available to us, up to $25 million of subordinated debt. Effective November 17, 2005, prior promissory notes evidencing our $8.5 million outstanding subordinated indebtedness to Itera were refinanced by a Convertible Subordinated Note. In addition, in connection with the closing of the acquisition of the Voyager Tranche 1 assets, we borrowed an additional $12 million under the Term Loan Agreement, also evidenced by the Convertible Subordinated Note. Loans made by Itera under the Term Loan Agreement accrue interest at a rate between 11.5% and 12.5% per annum. One half of accrued interest is payable in convertible notes having the same terms and conditions as the Convertible Subordinated Note and under the terms of the Credit Agreement must be so paid so long as any obligations under the Credit Agreement and the Swap Agreement remain unsatisfied. Pursuant to the Convertible Subordinated Note, Itera may elect to convert all or a portion of the outstanding principal amount plus accrued and unpaid interest (the "Conversion Amount") due under the Convertible Subordinated Note, in increments of at least $100,000, into such number of shares of our Common Stock equal to the quotient of (x) the Conversion Amount divided by (y) $4.625. We received the opinion of an investment banking firm, stating that the terms of the Term Loan Agreement and Convertible Subordinated Note are fair, from a financial point of view, to our stockholders.

      Prior to November 17, 2005, we had incurred indebtedness from Itera totaling $8,500,000. Such indebtedness, described below, were refinanced by our issuance of a Convertible Subordinated Note to Itera on November 17, 2005. During the quarter ended September 30, 2005, Itera loaned us the sum of $2.0 million pursuant to the terms of a promissory note dated August 12, 2005. In addition, Itera advanced $1.5 million to us in June 2005 and $5 million in March 2005. Subject to mandatory prepayment upon the occurrence of certain events, the promissory notes evidencing all three loans had a three year maturity and bore interest at the Prime Rate plus 4% per annum.

      Subject to the satisfaction of a Borrowing Base formula, numerous conditions precedent and covenants, the Credit Agreement provides for facilities of up to $50 million. In connection with the acquisitions of the Springside Properties and the Voyager Tranche 1 assets, we borrowed $8.5 million under the revolving credit facility and made the First Term Draw under the term loan facility in the amount of $10 million. Unless earlier payment is required under the Credit Agreement, Revolving Loans must be paid on or before November 17, 2007 and Term Loans on or before May 17, 2007. The Second Term Draw, which may be requested on or before May 31, 2006 and may be up to $19 million, is conditioned, among other things, the additional convertible subordinated loan by Itera of the $4.5 million balance of its $25 million commitment under the Term Loan Agreement and acquisition of additional Oil and Gas Properties.

      As security for all of our obligations under the Credit Agreement and the Swap Agreement, we granted Standard a security interest in and a first lien on, all of our assets including, without limitation, the Barnett Shale properties that we acquired or will acquire from Voyager. Our two wholly-owned subsidiaries, Vaquero Partners LLC and Dune Operating Company, have each guaranteed our obligations. Under the Credit Agreement, interest on Revolving Loans accrues at the LIBOR Rate plus the Applicable Margin while interest on Term Loans accrues at a rate between 12% and 13% per annum.

Critical Accounting Policies

      Our significant accounting policies are more fully described in Note 1 to the audited financial statements included with this report. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions.

      We use the full cost accounting method to account for the costs incurred in the acquisition, exploration, development and production of oil and gas reserves.

Quantitative and Qualitative Disclosure about Market Risk

      Our primary exposure to market risk consists of changes in interest rates on borrowings under our Credit Agreement with Standard. An increase in interest rates would adversely affect our operating results and the cash flow available after debt service to fund operations. We manage exposure to interest rate fluctuations by optimizing the use of fixed and variable rate debt. Except with respect to the interest rates under the Credit Agreement, we do not have debts or hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices.

                                   PROPERTIES

      Our headquarters are located at 3050 Post Oak Blvd., Suite 695, Houston, Texas. We presently lease 4,197 square feet at such location at an annual rent of $79,740. Our office lease expires June 1, 2009.

      Additional information relating to our properties appears above in "Business" and reference is made thereto.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      Vaquero Partners and Vaquero Oil & Gas, Inc. ("VOG") entered into an agreement dated as of August 22, 2003, as subsequently amended on November 17, 2003 and May 18, 2004. Per this agreement, VOG served as the operator on our Welder Ranch Property until August 22, 2006. For its services, we paid VOG $37,000 during 2005. Effective August 22, 2005, Vaquero Partners redeemed VOG's 15% membership interest and we became the 100% owner of Vaquero Partners.

      On November 15, 2004, we entered into a one year agreement with the Wall Street Group, Inc. ("WSG"), to assist us with investor relations. Pursuant to our agreement with WSG, WSG received a monthly fee of $10,000 for the first three months of its engagement and received a monthly fee of $7,500 for each month of service thereafter. Additionally, on November 15, 2004, we granted WSG options to acquire up to 133,333 shares of our Common Stock at an exercise price of $0.75 per share. Such options are fully vested and expire on November 15, 2009. Our agreement with WSG expired on November 15, 2005.

      We entered into a Term Loan Agreement dated as of November 17, 2005 with our majority stockholder, Itera Holdings BV. Amounts borrowed from Itera under the Term Loan Agreement are subordinated to all obligations under our Credit Agreement and Swap Agreement with Standard and are evidenced by a Convertible Subordinated Note.

                            MARKET FOR COMMON EQUITY
                                   AND RELATED
                               STOCKHOLDER MATTERS

      On May 9, 2005, our Common Stock began trading on the American Stock Exchange under the symbol "DNE". Prior to May 9, 2005, our Common Stock was traded on the OTC Bulletin Board under the symbol "DENG." Our Common Stock became eligible for quotation on the OTC Bulletin Board on May 11, 2004. The following table sets forth, for periods prior to May 9, 2005, the high and low bid prices per share of the Common Stock for each of the calendar quarters identified below as reported by the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. The following table also sets forth, for the period from May 9, 2005 to December 31, 2005, the high and low sale prices of the Common Stock on the American Stock Exchange.

         2006:                                                     High     Low
         ----                                                      ----     ---
Quarter ended March 31, 2006 ...................................  $4.70    $2.65

         2005:                                                     High     Low
         ----                                                      ----     ---
Quarter ended December 31, 2005.................................  $3.00    $1.81
Quarter ended September 30, 2005................................  $2.80    $2.81
Quarter ended June 30, 2005 (May 9, 2005 through June 30, 2005).  $2.92    $1.85
Quarter ended June 30, 2005 (through May 8, 2005) ..............  $3.05    $2.00
Quarter ended March 31, 2005....................................  $3.00    $0.73

         2004:                                                     High     Low
         ----                                                      ----     ---
Quarter ended December 31, 2004.................................  $1.10    $0.55
Quarter ended September 30, 2004................................   3.45     0.90
Quarter ended June 30, 2004 (began May 11, 2004)................   3.75     1.84

      The last sales price of our Common Stock as reported on the American Stock Exchange on December 30, 2005 was $2.84 per share.

      As of March 15, 2006, there were approximately 292 holders of record of our Common Stock.

      We have not paid any cash dividends to date, and have no intention of paying any cash dividends on the Common Stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of our Board of Directors and to certain limitations imposed under Delaware corporation law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors. The agreements and instruments that we entered into in 2005 in connection with our debt financings contain significant restrictions on our ability to pay dividends on our Common Stock.

      As of March 31, 2006, approximately 3,502,657 shares of our Common Stock were subject to issuance upon exercise or conversion of outstanding options or warrants to purchase shares of Common Stock.

      The following table provides information as of December 31, 2005 about our equity compensation plans and arrangements as of December 31, 2005.

            Equity Compensation Plan Information - December 31, 2005

                                                                                                         (c)
                                                                                                Number of securities
                                                (a)                         (b)               remaining available for
                                    Number of securities to be       Weighted-average          future issuance under
                                     issued upon exercise of        exercise price of        equity compensation plans
                                       outstanding options,        outstanding options,        (excluding securities
          Plan Category                warrants and rights         warrants and rights        reflected in column (a))
                                    --------------------------    ----------------------     -------------------------
   Equity compensation plans
approved by security holders (1)             1,224,324                     $2.44                         --
                                    --------------------------    ----------------------     -------------------------
 Equity compensation plans not
  approved by security holders               2,278,333                     $1.93                         --
                                    --------------------------    ----------------------     -------------------------
             Total                           3,502,657                     $2.10                         --
                                    ==========================    ======================     =========================

(1) Consists of warrants issued to our placement agent to purchase (a) 324,324 shares of our Common Stock at $1.85 per share, and (b) 900,000 shares of our Common Stock at $2.65 per share.
(2)   Consists of stock options grants to our employees, officers and directors.

Transfer Agent

      American Stock Transfer & Trust Company is the registrar and transfer agent for our Common Stock. Its address is 59 Maiden Lane, New York, New York 10038.

                             EXECUTIVE COMPENSATION

      The following table shows for fiscal years ended December 31, 2005, 2004 and 2003, respectively, certain compensation which we awarded or paid to, or which was earned from us by, our executive officers (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                            Fiscal                                                              Long Term
                             Year                   Annual Compensation                        Compensation
                            -----------------------------------------------------------------------------------
Name and Principal                        Salary($)        Bonus($)       Other Annual       Securities Under
Position                                                                 Compensation($)     Options Granted
                                                                                             Or Restricted
                                                                                             Stock Award (#)(3)

Alan Gaines,                 2005        $408,333(1)        $  --          $ 14,203(2)           625,000
Chairman and Chief
Executive Officer            2004         262,920              --                --                   --

                             2003          30,000              --                --                   --

Amiel David,                 2005         287,498(1)           --            14,076(2)           750,000
President and Chief
Operating Officer            2004         143,956              --                --                   --

                             2003              --              --                --                   --

Hugh Idstein,                2005         103,631              --            16,279(2)            75,000
Chief Financial
Officer                      2004              --              --                --                   --

                             2003              --              --                --                   --

----------
(1)   Includes salary for January 2006 paid in 2005.

(2)   Represents amounts paid by the Company for health insurance premiums.

(3) Consist of stock options to purchase shares of Common Stock, the vesting schedule and other terms of which are set forth in the footnotes to the table below under the caption "Option Grants In Last Fiscal Year (2005)".

                        Option Grants in Last Fiscal Year

      As set forth in the following table, during 2005 we granted the following stock options to the Named Executive Officers:

                    Option Grants In Last Fiscal Year (2005)

                                                                          % of
                                                        Number of         Total
                                                       Securities        Options
                                                       Underlying       Granted to
                                                         Options       Employees in    Exercise       Expiration
                                           Year          Granted        Fiscal Year      Price           Date
                                           ----          -------        -----------      -----           ----
Alan Gaines.........................       2005          625,000 (1)       34.8%         $2.44          5/12/10
Amiel David.........................       2005          750,000 (2)       41.8%         $2.02          5/12/10
Hugh Idstein........................       2005           75,000 (3)        4.2%         $2.56           4/4/10
Richard Cohen.......................       2005           50,000 (4)        2.8%         $2.35         10/28/10

--------------------------------------------------------------------------------
1. Of the 625,000 options, options to purchase 250,000 shares of Common Stock vested as of the date of grant (May 12, 2005) and options to purchase 250,000 shares and 125,000 shares, respectively, will vest on each of the first two anniversaries of May 12, 2005.

2. The exercise price of $2.02 listed in the table represents the weighted-average exercise price of the options held by Dr. David. On May 12, 2005 options were granted to Dr. David with a five-year term to purchase up to 500,000 shares of Common Stock at $2.44 per share. Such options vested immediately upon grant as to 250,000 shares and the remaining 250,000 shares will vest on May 12, 2006. Dr. David also received on February 15, 2005 options to purchase 250,000 shares. Such options are fully vested, expire on February 15, 2010 and have an exercise price off $1.25 per share.

3. Mr. Idstein received options to purchase 75,000 shares at $2.56 per share. Such options vested with respect to 25,000 shares immediately as of the date of grant (April 4, 2005) and will vest with respect to 25,000 shares on each of the first two anniversaries of April 4, 2005.

4. These options to purchase 50,000 shares will vest at the time that the issuance of such options is approved by our shareholders.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                        Option Value at December 31, 2005

                                           Number of Securities                    Value of
                                          Underlying Unexercised            Unexercised In-The-Money
                                       Options at December 31, 2005       Options at December 31, 2005
                                       ----------------------------       ----------------------------
                                       Exercisable    Unexercisable       Exercisable    Unexercisable
                                       -----------    -------------       -----------    -------------
Alan Gaines ......................       250,000          375,000           $100,000        $150,000
Amiel David ......................       500,000          250,000           $497,500        $100,000
Hugh Idstein .....................        25,000           50,000           $  7,000         $14,000
Richard Cohen ....................             0           50,000           $      0         $24,500

      The last sale price of the Common Stock was $2.84 on December 30, 2005, the last trading day of 2005.

Employment Agreements

      Both Alan Gaines, our Chairman and CEO, and Amiel David, our President and COO, entered into Employment Agreements with us in May 2005 that extended the term of their employment from May 31, 2005 to June 30, 2007. Per their respective agreements, Mr. Gaines receives a base salary of $400,000 in year one and a base salary of $460,000 in year two of his contract. Dr. David receives a base salary of $300,000 in year one and $330,000 in year two. Mr. Gaines' agreement provides that, for the twelve months ended June 30, 2006 and 2007, he will be entitled to receive a performance bonus equal to one percent (1%) of our "free cash flow" (defined as our earnings before depreciation, depletion, amortization and capital expenditures) up to $8 million and two percent (2%) of free cash flow above $8 million. Dr. David shall be entitled to receive a performance bonus equal to three quarters of one percent (.75%) of our "free cash flow" up to $8 million and one and one half percent (1.5%) of free cash flow above $8 million. The agreements provide that in the event Mr. Gaines or Dr. David are terminated without "cause" (as defined in the agreements), they are to receive a severance payment equal to the greater of (i) twelve (12) months base salary and (ii) their base salary for the remainder of the term. Each agreement contains covenants restricting each of the foregoing officers from participating in any business which is then engaged in the drilling, exploration or production of natural gas or oil, within the area contemplated by that certain Area of Mutual Interest Agreement, dated November 17, 2003, between us and Voyager. In connection with their Agreements, we granted stock options to Mr. Gaines and Dr. David to acquire 625,000 and 500,000 shares of our Common Stock, respectively.

      In March of 2006, our board of directors extended the Employment Agreement of Hugh Idstein (the "Idstein Agreement"), our Chief Financial Officer, for an additional one year period, until April 2007. In addition, the board awarded Mr. Idstein a $40,500 bonus for his contributions during 2005. The board also granted him a five year stock option to purchase up to 100,000 shares of our Common Stock, at an exercise price of $2.81 per share. The option is immediately exercisable with respect to 25,000 shares. The option is exercisable for an additional 50,000 shares on the first anniversary date and 25,000 shares on the second anniversary date of his employment with us, provided that Mr. Idstein is employed by us on such dates. Under the terms of the Idstein Agreement, Mr.

Idstein will receive an annual salary of $160,000 and, provided he is still employed by us at the end of the one year term, a guaranteed bonus of $24,000 and he will be eligible for a discretionary performance bonus up to an additional $32,000. The Idstein Agreement provides that, in the event Mr. Idstein is terminated without "cause" (as defined in the Idstein Agreement), he will receive a severance payment equal to six (6) months' base salary. The Idstein Agreement also contains covenants restricting Mr. Idstein from participating in any business which is then engaged in the drilling, exploration or production of natural gas or oil, within the area contemplated by that certain Area of Mutual Interest Agreement, dated November 17, 2003, between us and Vaquero Oil & Gas Inc.

Director Compensation

      Each of our outside Directors receives $5,000 per quarter for serving on the Board and $1,000 per quarter for serving on a committee. Except as set forth above, Directors are not compensated in cash for their services but are reimbursed for out of pocket expenses incurred in furtherance of our business. In 2005, we granted stock options to acquire up to 50,000 shares of Common Stock to each of our outside directors and to Mr. Cohen. Such stock options were granted on October 28, 2005 and, provided that we obtain shareholder approval for the issuance of such options at our next annual meeting, may be exercised at any time prior to October 28, 2010 at an exercise price of $2.35 per share.

                              FINANCIAL STATEMENTS

                         Index to Financial Statements

                                                                            Page

                       March 31, 2006 and 2005 (Unaudited)

Consolidated Balance Sheets for Periods ended
   March 31, 2006 and December 31, 2005                                     F-1

Consolidated Statements of Operations for Three
   Months Ended March 31, 2006 and 2005                                     F-2

Consolidated Statements of Cash Flows for Three
   Months Ended March 31, 2006 and 2005                                     F-3

Notes to Consolidated Financial Statements                                  F-4


                           December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm                     F-7

Consolidated Balance Sheet at December 31, 2005                             F-8

Consolidated Statements of Operations for the Years
   Ended December 31, 2005 and 2004                                         F-9

Consolidated Statements of Changes in Stockholders' Equity for
   The Years Ended December 31, 2005 and 2004                               F-10

Consolidated Statements of Cash Flows for the Years
   Ended December 31, 2005 and 2004                                         F-11

Notes to Consolidated Financial Statements                                  F-12

                                Dune Energy, Inc.
                           Consolidated Balance Sheets
           For the periods ended March 31, 2006 and December 31, 2005
                                   (Unaudited)

ASSETS                                                           March 31,2006   December 31, 2005
                                                                 -------------   -----------------
Current assets:
   Cash                                                           $ 11,077,647     $  3,754,120
   Accounts receivable                                               1,481,034        1,595,967
   Prepaid assets                                                      631,616               --
                                                                  ------------     ------------
Total current assets                                                13,190,297        5,350,087
                                                                  ------------     ------------

Property and equipment                                                  56,871           39,127
   Less accumulated depreciation                                        (7,581)          (5,033)
                                                                  ------------     ------------
Net property and equipment                                              49,290           34,094
                                                                  ------------     ------------

Oil and gas properties, using full cost accounting:
   Properties being amortized                                       49,156,664       20,984,208
   Properties not subject to amortization                            5,175,798       28,962,342
   Deposits on oil and gas properties                                1,820,101        1,820,101
   Less accumulated depreciation, depletion and amortization        (1,488,144)        (982,240)
                                                                  ------------     ------------
Net oil and gas properties                                          54,664,419       50,784,411
                                                                  ------------     ------------

Deferred financing costs, net of accumulated amortization
   of $359,490 and $143,558                                          2,133,694        2,363,187
                                                                  ------------     ------------

TOTAL ASSETS                                                      $ 70,037,700     $ 58,531,779
                                                                  ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities - accounts payable and accrued liabilities    $  3,459,830     $  4,280,024

Long-term debt                                                      30,889,547       39,097,514
Other long-term liabilities                                            243,717          269,235
                                                                  ------------     ------------
Total liabilities                                                   34,593,094       43,646,773
                                                                  ------------     ------------

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 100,000,000 shares authorized,
   59,244,859 and 50,244,859 shares issued and outstanding              59,245           50,244
Additional paid-in capital                                          42,634,376       20,093,671
Accumulated deficit                                                 (7,249,015)      (5,258,909)
                                                                  ------------     ------------
Total stockholders' equity                                          35,444,606       14,885,006
                                                                  ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 70,037,700     $ 58,531,779
                                                                  ============     ============

                 See summary of significant accounting policies
                       and notes to financial statements.

                                Dune Energy, Inc.
                      Consolidated Statements of Operations
               For the three months ended March 31, 2006 and 2005
                                   (Unaudited)

                                                      2006             2005
                                                  ------------     ------------

Revenues                                          $  1,300,820     $    543,713
                                                  ------------     ------------

Operating expenses:
   General and administrative expense                  824,796          413,724
   Direct operating expense                            351,684           65,534
   Share-based compensation                            473,388               --
   Depletion, depreciation and amortization            724,384           37,480
                                                  ------------     ------------

Operating income(loss)                              (1,073,432)          26,975
                                                  ------------     ------------

Other income(expense):
   Interest income                                      97,511            8,792
   Minority interest                                        --          (40,091)
   Interest expense                                 (1,039,703)          (5,575)
   Accretion expense                                    (1,999)              --
   Gain on embedded derivative liability                27,517               --
                                                  ------------     ------------

Net loss                                          $ (1,990,106)    $     (9,899)
                                                  ============     ============

Net loss per share:
   Basic and diluted                              $      (0.04)    $      (0.00)

Weighted average shares outstanding:
   Basic and diluted                                56,144,859       46,041,323

                 See summary of significant accounting policies
                       and notes to financial statements.

                                Dune Energy, Inc.
                      Consolidated Statements of Cash Flows
               For the three months ended March 31, 2006 and 2005
                                   (Unaudited)

                                                             2006             2005
                                                         ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                 $ (1,990,106)    $     (9,899)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depletion, depreciation and amortization                   724,384           37,480
   Share-based compensation                                   473,388               --
   Accretion of asset retirement obligation                     1,999               --
   Gain on derivative mark to market adjustment               (27,517)              --
   Minority interest                                               --           40,091
   Changes in:
      Accounts receivable                                     114,933       (1,187,170)
      Prepaid assets                                         (631,616)              --
      Accounts payable and accrued liabilities               (528,161)         (69,260)
                                                         ------------     ------------
NET CASH USED IN OPERATING ACTIVITIES                      (1,862,696)      (1,188,758)
                                                         ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties               (4,385,912)      (3,660,999)
Purchase of office equipment                                  (17,744)              --
                                                         ------------     ------------
NET CASH USED IN INVESTING ACTIVITIES                      (4,403,656)      (3,660,999)
                                                         ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt                                       --        5,000,000
Proceeds from sale of common stock                         22,103,232               --
Payment on long-term debt issuance cost                       (13,353)              --
Payments on long-term debt                                 (8,500,000)              --
                                                         ------------     ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                  13,589,879        5,000,000
                                                         ------------     ------------

NET CHANGE IN CASH BALANCE                                  7,323,527          150,243
   Cash balance at beginning of period                      3,754,120        3,746,999
                                                         ------------     ------------
   Cash balance at end of period                         $ 11,077,647     $  3,897,242
                                                         ============     ============

SUPPLEMENTAL DISCLOSURES
Interest paid                                            $    327,827     $     13,250
Income taxes paid                                                  --               --

NON-CASH DISCLOSURES
Stock issued for conversion of debt                      $         --     $    300,000

                 See summary of significant accounting policies
                       and notes to financial statements.

                                DUNE ENERGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of Dune Energy, Inc. ("Dune") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Dune's Annual Report filed with the SEC on Form 10-KSB for the year ended December 31, 2005. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for 2005 as reported in the 10-KSB have been omitted.

NOTE 2 - SHAREHOLDERS' EQUITY

On February 1, 2006, Dune sold a total of 9,000,000 shares of common stock at a price of $2.65 per share in a private equity offering. Gross proceeds raised in the offering were $23,850,000. From the gross proceeds, Dune paid the investment bankers a placement agent fee of $1,192,500 (5% of the gross proceeds), a financial advisory fee of $477,000 (2% of the gross proceeds) and expenses of $104,184, of which $26,916 had been prepaid as of December 31, 2005. Dune also issued a warrant exercisable for up to 900,000 shares of its common stock at an exercise price of $2.65 per share. On April 4, 2006, Dune Energy filed a SB-2, registering both the shares issued to investors and the shares underlying the warrant for resale. Our private offering was made in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D.

NOTE 3 - DEBT FINANCING

As a result of the industry-wide shortage of available drilling rigs Dune's intended drilling program has been delayed. However, in order to return to the drilling program originally planned, Dune entered into a rig contract, the terms of which call for the construction and subsequent long-term contractual commitment of a drilling rig for Dune's exclusive use on our Barnett Shale Properties. This rig, which will be capable of drilling deviated and horizontal wells, is expected to be delivered to Dune on or about August 1, 2006. In addition, we signed a second contract for a drilling rig, to drill three wells on Dune's Barnett Shale Properties. This contract calls for the rig to move on to the first location on June 1, 2006.

The delays in procuring rigs have caused the postponement of the time at which revenues can be expected from the subject properties. As a consequence, Dune needed and has obtained a waiver through June 15, 2006 from its senior and subordinated lenders, of compliance with certain covenants in Dune's lending arrangements requiring certain levels of income from operations. After the commencement of drilling on Dune's next well in early June, Dune expects such waivers to be extended to such time as it is in fact able to comply with such covenants as originally provided. Dune has agreed with its senior and subordinated lenders to certain changes in the respective contractual arrangements as a result of the delay described above, including suspension of revolving credit availability under the senior facility and the payment of certain interest amounts in subordinated notes rather than cash under our subordinated facility.

NOTE 4 - STOCK-BASED COMPENSATION

On January 1, 2006, Dune adopted SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) replaced SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. Dune adopted SFAS 123(R) using the modified prospective method which requires the application of the accounting standard as of January 1, 2006. The consolidated financial statements as of and for the quarter ended March 31, 2006 reflect the impact of adopting SFAS 123(R). In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

Prior to 2006, Dune accounted for stock-based compensation to employees and directors under the intrinsic value method under APB Opinion No. 25. Under this method, Dune had not recognized compensation expense for stock granted when the underlying number of shares is known and the exercise price of the option is greater than or equal to the fair market value of the stock on the grant date. Had Dune determined compensation expense for stock option grants based on their estimated fair value at their grant date, Dune's net loss and net loss per share would have been as follows:

                                                                                     Three months ended
                                                                                       March 31, 2005
Net loss, as reported                                                                    $  (9,899)

Deduct: stock-based compensation expense determined under fair value based method         (305,927)

                                                                                         ---------
Pro forma net loss                                                                       $(315,826)
                                                                                         =========

Net loss per share, basic and diluted:
As reported                                                                              $   (0.00)
Pro forma                                                                                $   (0.01)

The weighted average fair value of the stock options granted during the three months ended March 31, 2006 and 2005 was $2.44 and $1.22, respectively. Variables used in the Black-Scholes option-pricing model include (1) risk-free interest rates of 4.7% and 2.0%, (2) expected option life is the actual remaining life of the options as of each period end, (3) expected volatility is 129.59% to 204.69% and (4) zero expected dividends.

NOTE 5 - DERIVATIVE FINANCIAL INSTRUMENTS

Dune enters into derivative contracts to provide a measure of stability in the cash flows associated with Dune's oil and gas production and to manage exposure to commodity prices. None of the derivative contracts Dune has entered into have been designated as cash flow hedges or fair value hedges. During 2006, Dune recorded gains of $27,517 related to its derivative instruments.

The derivative instruments Dune has entered into are described below.

Natural Gas Derivatives

Dune entered into participating collars on natural gas hedges (NG-NYMEX) whereby Dune receives a floor price and pays a percent of any price in excess of the floor up to a maximum payment. The following table shows the monthly volumes hedged, the floor price, percent above the floor price paid (cost) and the maximum payment for that volume.

                                            Average         Average           Average          Average
      Start         End        Volume        Floor           Cost               Dune           Maximum
      Month        Month        MMBTU       $/MMBTU      % over Floor     % Participation      Payment
      -----        -----        -----       -------      ------------     ---------------      -------
      Apr-06       Apr-06      30,000       $ 8.000         45.000%           55.000%         $   1.800
      May-06       Oct-06      37,500       $ 7.867         45.530%           54.470%         $   1.947
      Nov-06       Dec-06      35,000       $ 7.854         45.570%           54.430%         $   1.957
      Jan-07       May-07      30,000       $ 7.833         45.670%           54.330%         $   1.980
      Jun-07       Dec-07      27,500       $ 7.818         45.730%           54.270%         $   2.000
      Jan-08       Dec-08      25,000       $ 7.500         47.000%           53.000%         $   2.000

Crude Oil Derivatives

Dune entered into participating collars on crude oil hedges (WTI-NYMEX) whereby Dune receives a floor price and pays a percent of any price in excess of the floor up to a maximum payment. The following table shows the monthly volumes hedged, the floor price, percent above the floor price paid (cost) and the maximum payment for that volume.

                                             Average          Average           Average          Average
      Start         End        Volume         Floor            Cost               Dune           Maximum
      Month        Month        bbls          $/bbls       % over Floor     % Participation      Payment
      -----        -----        ----          ------       ------------     ---------------      -------
      Apr-06      Aug-06       1,250        $ 45.000          25.000%           75.000%         $   5.000
      Sep-06      Dec-06       1,000        $ 45.000          25.000%           75.000%         $   5.000
      Jan-07      Oct-07        750         $ 45.000          25.000%           75.000%         $   5.000
      Nov-07      Dec-07        500         $ 45.000          25.000%           75.000%         $   5.000
      Jan-08      Dec-08        500         $ 55.000          40.000%           60.000%         $   8.000

NOTE 6 - SUBSEQUENT EVENTS

On April 11, 2006, Dune entered into a definitive contract, the terms of which call for the construction of and subsequent long-term contract for a drilling rig for Dune's exclusive use on its Barnett Shale properties. In addition, Dune is presently engaged in ongoing discussions with the same rig company regarding an option on a second rig. Both rigs will be capable of drilling deviated and horizontal wells. Dune's properties are located in Denton and Wise Counties in the North Texas Fort Worth Basin. Dune expects the first rig to be available on or about August 1, 2006.

The term of the contract is two years with an extension clause. The day rate will be fixed with a price renegotiation clause at the end of the initial twelve months of operation. Dune will retain the right to sublease the rig if needed.

On May 10, 2006, Dune signed a drilling contract with Big Giant to drill three vertical wells in the Barnett Shale. The contract calls for the rig to move on Dune's first location June 1, 2006.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dune Energy, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of Dune Energy Inc. as of December 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of Dune's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dune Energy Inc., as of December 31, 2005, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.


/s/ MALONE & BAILEY, PC

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

March 24, 2006

                                Dune Energy, Inc.
                           Consolidated Balance Sheet
                                December 31, 2005

ASSETS
Current assets:
   Cash                                                            $  3,754,120
   Accounts receivable                                                1,595,967
                                                                   ------------
Total current assets                                                  5,350,087
                                                                   ------------
Property and equipment                                                   39,127
   Less accumulated depreciation                                         (5,033)
                                                                   ------------
Net property and equipment                                               34,094
                                                                   ------------

Oil and gas properties, using full cost accounting:
   Properties being amortized                                        20,984,208
   Properties not subject to amortization                            28,962,342
   Deposits on oil and gas properties                                 1,820,101
   Less accumulated depreciation, depletion and amortization           (982,240)
                                                                   ------------
Net oil and gas properties                                           50,784,411
                                                                   ------------
Deferred financing costs, net of accumulated amortization
   of $143,558                                                        2,363,187
                                                                   ------------
TOTAL ASSETS                                                       $ 58,531,779
                                                                   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities - accounts payable and accrued liabilities     $  4,280,024
Long-term debt                                                       39,097,514
Other long-term liabilities                                             269,235
                                                                   ------------
Total liablities                                                     43,646,773
                                                                   ------------

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 100,000,000 shares
   authorized, 50,244,859 shares issued and outstanding                  50,244
Additional paid-in capital                                           20,093,671
Accumulated deficit                                                  (5,258,909)
                                                                   ------------
Total stockholders' equity                                           14,885,006
                                                                   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 58,531,779
                                                                   ============

See summary of significant accounting policies and notes to financial statements.

                                Dune Energy, Inc.
                      Consolidated Statements of Operations
                     Years ended December 31, 2005 and 2004

                                                   2005                2004
                                               ------------        ------------
Revenues                                       $  3,724,278        $  1,022,297
                                               ------------        ------------

Operating expenses:
   General and administrative expense             2,550,549           1,935,539
   Production taxes                                 341,309              65,196
   Depletion, depreciation and amortization       1,067,029              63,801
   Lease operating expense                          378,163              37,478
                                               ------------        ------------
Operating loss                                     (612,772)         (1,079,717)
                                               ------------        ------------

Other income (expense):
   Other income                                          --              78,194
   Interest income                                   48,893              45,395
   Minority interest                                (52,611)            (38,193)
   Interest expense                                (775,427)           (120,640)
   Accretion expense                                 (2,173)                 --
   Loss on embedded derivative liability           (190,553)                 --
                                               ------------        ------------
Net loss                                       $ (1,584,643)       $ (1,114,961)
                                               ============        ============

Net loss per share:
   Basic and diluted                           $      (0.03)       $      (0.04)
Weighted average shares outstanding:
   Basic and diluted                             47,557,242          30,443,387

See summary of significant accounting policies and notes to financial statements.

                                Dune Energy, Inc.
           Consolidated Statements of Changes in Stockholders' Equity
                     Years ended December 31, 2005 and 2004

                                      Preferred Stock - Series A        Common Stock
                                      --------------------------        ------------

                                                                                              Paid-In     Accumulated     Total
                                          Shares      Amount         Shares      Amount       Capital       Deficit       Equity
                                         --------   ---------       ---------  -----------  -----------   -----------   -----------
Balance at
   December 31, 2003                           --   $        --     7,119,127  $     7,119  $ 2,103,505   $(2,559,305)  $  (448,681)
Stock issued for:
   Services                                    --            --       522,917          523      219,435            --       219,958
   Cash                                   222,222           222    35,464,432       35,465   10,964,313            --    11,000,000
   Commissions                                 --            --       476,323          476         (476)           --            --
   Conversion of preferred to common     (111,111)         (111)      222,222          222         (111)           --            --
   Debt                                        --            --     1,792,150        1,792      764,708            --       766,500
Net loss                                       --            --            --           --           --    (1,114,961)   (1,114,961)
                                         --------   -----------    ----------  -----------  -----------   -----------   -----------

Balance at December 31, 2004              111,111           111    45,597,171       45,597   14,051,374    (3,674,266)   10,422,816
Stock issued for:
   Debt                                        --            --     1,182,223        1,182      443,818            --       445,000
   Conversion of preferred to common     (111,111)         (111)      222,222          222         (111)           --            --
Cash paid to consultant for stock
subscription                                   --            --            --           --     (398,167)           --      (398,167)
Cash received for stock subscription           --            --     3,243,243        3,243    5,996,757            --     6,000,000
Net loss                                       --            --            --           --           --    (1,584,643)   (1,584,643)
                                         --------   -----------    ----------  -----------  -----------   -----------   -----------

Balance at December 31, 2005                   --   $        --    50,244,859  $    50,244  $20,093,671   $(5,258,909)  $14,885,006
                                         ========   ===========    ==========  ===========  ===========   ===========   ===========

See summary of significant accounting policies and notes to financial statements.

                                Dune Energy, Inc.
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2005 and 2004

                                                                                                    2005                   2004
                                                                                                ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                                        $ (1,584,643)          $ (1,114,961)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depletion, depreciation and amortization                                                        1,067,029                 63,801
   Minority interest                                                                                 (17,201)                17,201
   Stock for services and interest                                                                        --                219,958
   Changes in:
      Accounts receivable                                                                         (1,059,638)              (444,392)
      Other current assets                                                                                --                 42,690
      Accounts payable and accrued liabilites                                                      4,002,084                 (9,196)
      Other long-term liabilities                                                                    269,235                     --
                                                                                                ------------           ------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                                2,676,866             (1,224,899)
                                                                                                ------------           ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties                                                     (43,003,119)            (5,800,842)
Deposits on oil and gas properties                                                                (1,820,101)                    --
Purchase of office equipment                                                                         (39,127)                    --
                                                                                                ------------           ------------
NET CASH USED IN INVESTING ACTIVITIES                                                            (44,862,347)            (5,800,842)
                                                                                                ------------           ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt                                                                      39,097,514                     --
Proceeds from sale of common stock                                                                 5,601,833             10,800,000
Payment of loan origination fees                                                                  (2,506,745)                    --
Proceeds from sale of preferrred stock                                                                    --                200,000
Proceeds from sale of convertible debentures                                                              --                 45,000
Payments on notes payable                                                                                 --               (500,000)
                                                                                                ------------           ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                         42,192,602             10,545,000
                                                                                                ------------           ------------

NET CHANGE IN CASH BALANCE                                                                             7,121              3,519,259
   Cash balance at beginning of period                                                             3,746,999                227,740
                                                                                                ------------           ------------
   Cash balance at end of period                                                                $  3,754,120           $  3,746,999
                                                                                                ============           ============

SUPPLEMENTAL DISCLOSURES
Interest paid                                                                                   $    553,236           $     99,351
Income taxes paid                                                                                         --                     --
NON-CASH DISCLOSURES
Stock issued for conversion of debt                                                             $    450,000           $    724,000
Conversion of preferred stock to common stock                                                            222                100,000
Increase in oil and gas property for note payable                                                         --                140,000
Reduction in oil and gas property for adjustment in purchase price                                        --                 91,937
Stock issued for debt to related party                                                                    --                 42,500

See summary of significant accounting policies and notes to financial statements.

                                DUNE ENERGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and organization

Dune Energy, Inc., a Delaware corporation ("Dune" or the "Company"), is an independent energy company that was formed in 1998. Since May 2004, Dune has been engaged in the exploration, development, exploitation and production of oil and natural gas. Dune sells its oil and gas products primarily to domestic pipelines and refineries. Its operations are presently focused in the States of Texas and Louisiana. Dune, through its 100% owned subsidiary, Vaquero Partners LLC ("Vaquero"), acquired interests in certain oil and natural gas leases located in Victoria County, Texas. Dune also directly holds interests in other properties discussed in this 10-KSB.

Consolidation

The accompanying consolidated financial statement includes all accounts of Dune and Vaquero. All significant inter-company balances and transactions have been eliminated in consolidation.

Oil and gas properties

Dune follows the full cost accounting method to account for the costs incurred in the acquisition, exploration, development and production of oil and gas reserves. Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities are capitalizable as oil and gas property costs.

Amortization of unproved property costs begins when the properties become proved or their values become impaired. Dune assesses the realizability of unproved properties on at least an annual basis or when there has been an indication that an impairment in value may have occurred. Impairment of unproved properties is assessed based on management's intention with regard to future exploration and development of individually significant properties and the ability of Dune to obtain funds to finance such exploration and development. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. For Dune, asset retirement obligations relate to the abandonment of oil and gas producing facilities. The amounts recognized are based upon numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and gas, future inflation rates and the credit-adjusted risk-free interest rate.

Under full cost accounting rules for each cost center, capitalized costs of proved properties, less accumulated amortization and related deferred income taxes, shall not exceed an amount (the "cost ceiling") equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating condition, discounted at 10 percent, plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged as an impairment expense. Costs of oil and gas properties will be amortized using the units of production method.

Revenue recognition

Dune records oil and gas revenues following the entitlement method of accounting for production, in which any excess amount received above Dune's share is treated as a liability. If less than Dune's share is received, the underproduction is recorded as an asset. Dune did not have an imbalance position in terms of volumes or values at December 31, 2005.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and certificates of deposit which mature in within three months of the date of purchase.

Use of estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and equipment

Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in other revenues.

Deferred financing costs

In connection with debt financings, Dune has paid $2,506,745 in fees. These fees were recorded as deferred financing costs and are being amortized over the life of the loans using the straight-line method.

Long-lived assets

Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of the asset's carrying amount or fair value less cost to sell.

Derivatives

Derivative financial instruments, utilized to manage or reduce commodity price risk related to Dune's production and interest rate risk related to Dune's long-term debt, are accounted for under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities", and related interpretations and amendments. Under this statement, derivatives are carried on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects earnings. If the derivative is not designated as a hedge, changes in the fair value are recognized in other expense. Ineffective portions of changes in the fair value of cash flow hedges are also recognized in other expense.

Stock-based compensation

Dune records as compensation expense as the excess of the fair value of such shares over the exercise price as calculated pursuant to Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), recognized over the related service period. Dune accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, "Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services". For expensing purposes, the value of common stock issued to non-employees and consultants is determined based on the fair value of the services received or the fair value of the equity instruments issued, whichever value is more reliably measurable.

Had compensation expense for 2005 and 2004 been determined under the fair value provisions of SFAS No. 123, as amended by SFAS No. 148, Dune's net loss to common shareholders and net loss per share would have been:

                                                                            2005              2004
                                                                        -------------     -------------
Net loss, as reported                                                   $  (1,584,643)    $  (1,114,961)
Add: Stock-based employee compensation expense included in
  reported net income determined under APB No. 25                                  --                --
Deduct: Total stock-based employee compensation expense determined
  under fair-value based method for all awards                              2,234,056                --
                                                                        -------------------------------
Pro forma net loss                                                      $  (3,818,699)    $  (1,114,961)
                                                                        ===============================

Loss per share, basic and diluted:
As reported                                                             $       (0.03)    $       (0.04)
Pro forma                                                               $       (0.08)    $       (0.04)

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be issued in future years. The estimated fair value of each option granted was calculated using the Black-Scholes option pricing model. The following summarizes the weighted average of the assumptions used in the model.

                                                       2005                2004
                                                      ------              ------
Risk free rate                                           2.0%                --%
Expected years until
exercise                                                 5.0                 --
Expected stock volatility                             135.72%                --%
Dividend yield                                           N/A                N/A

Income taxes

Dune recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Dune provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Loss per share

Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

New Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, "Accounting for Stock-Based Compensation". SFAS No. 123R establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is not currently expected to have a material impact on the financial statements of Dune during the calendar year 2006.

Dune does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

NOTE 2 - PROPERTY ACQUISITIONS

On June 3, 2004, Dune closed its purchase of 34.98% of Penroc Oil Corporation's approximately 2% working interest in the Los Mogotes Field located in Zapata County, Texas. The effective date of the closing was May 28, 2004. Total consideration consisted of 25,000 shares of Dune common stock and cash of $874,500.

On December 13, 2004, Dune Energy announced that it entered into a Joint Venture Participation Agreement covering 2,309 acres plus various agreements covering approximately 16,695 additional acres, in the Pearsall Field, located in Frio County, Texas. The Agreement calls for Dune, at its option on a well by well basis, to drill up to 24 locations on the various leases underlying this transaction. During 2004, Dune paid $409,050 for its working interest (27%) cost of drilling the initial well and $133,782 for leasehold and geophysical and geological costs.

On October 19, 2005, Dune acquired certain exclusive exploration and development rights from American Natural Energy Corporation ("ANEC"), with an effective date of August 26, 2005, in ANEC's Joint Development Agreement with ExxonMobil Corp., covering approximately 11,000 contiguous acres in St. Charles Parish, Louisiana. Dune has the right to participate in 50% of ANEC's development rights in the Delta Securities Lease in exchange for $1 million. Upon the successful drilling of one of the first two exploratory wells drilled, Dune will be required to pay ANEC an additional $500,000.

On November 17, 2005, Dune acquired the interests in certain oil and gas properties (the "Springside Properties") from Voyager Partners, Ltd. ("Voyager"). Dune paid a total of $5,451,362 for the Springside Properties with an effective date of July 1, 2005.

On December 16, 2005, Dune acquired the interests in certain producing and non-producing natural gas properties and related property and equipment located in the Barnett Shale play in the North Texas Fort Worth Basin from Voyager ("Voyager Tranche 1"). The purchase price for the properties was $24.6 million with an effective date of May 1, 2005.

NOTE 3 - CONVERTIBLE DEBENTURES

In March 2004, Dune issued a convertible debenture with a face value of $45,000. The debenture was convertible into Dune common stock at $0.45 per share at the option of the holder.

During the year ended December 31, 2004, nineteen holders converted $766,500 of convertible debentures into 1,792,150 shares of common stock. During the year ended December 31, 2005, the remaining holders converted $445,000 in convertible debentures into 1,182,223 shares of common stock. As of December 31, 2005, there are no remaining convertible debentures outstanding.

Dune analyzed these convertible debentures for derivative accounting consideration under SFAS No. 133 and EITF 00-19. The Company determined that derivative accounting is not applicable for the convertible debentures.

NOTE 4 - DEBT FINANCINGS

To finance the Company's recent and pending property acquisitions, Dune entered into a Credit Agreement dated as of November 17, 2005 (the "Credit Agreement"), with Standard Bank Plc, as Administrative Agent and Lender ("Standard") and Standard Americas Inc., as Collateral Agent. In accordance with the requirement of Standard, Dune also entered into a Swap Agreement ("Swap Agreement") with Standard. The Standard agreements requires the company to enter into swap arrangements equal to 65% to 70% of the reasonably anticipated projected production from Proved Developed Producing Reserves (as defined in the Credit Agreement) for each month through the second anniversary of November 17, 2005 for each crude oil and natural gas streams, calculated separately. Pursuant to the requirements of the Credit Agreement, separate swap hedges need to be put in place by Dune at a number of specific times when the Proved Developed Producing Reserves are calculated and recalculated.

In addition, Dune entered into a Term Loan Agreement dated as of November 17, 2005 (the "Term Loan Agreement") with its majority stockholder, Itera Holdings BV. Amounts borrowed from Itera under the Term Loan Agreement are subordinated to all obligations under the Credit Agreement and the Swap Agreement and are evidenced by a convertible subordinated promissory note (the "Convertible Subordinated Note").

Under the Term Loan Agreement, Itera agreed to make available to Dune, up to $25 million of subordinated debt. Effective November 17, 2005, prior promissory notes evidencing $8.5 million outstanding subordinated indebtedness to Itera were refinanced by a Convertible Subordinated Note. In addition, in connection with the closing of the acquisition of the Voyager Tranche 1 assets, Dune borrowed an additional $12 million under the Term Loan Agreement, also evidenced by the Convertible Subordinated Note. Loans made by Itera under the Term Loan Agreement accrue interest at a rate between 11.5% and 12.5% per annum. One half of accrued interest is payable in convertible notes having the same terms and conditions as the Convertible Subordinated Note and under the terms of the Credit Agreement must be so paid so long as any obligations under the Credit Agreement and the Swap Agreement remain unsatisfied. Pursuant to the Convertible Subordinated Note, Itera may elect to convert all or a portion of the outstanding principal amount plus accrued and unpaid interest (the "Conversion Amount") due under the Convertible Subordinated Note, in increments of at least $100,000, into such number of shares of Dune's common stock equal to the quotient of (x) the conversion amount divided by (y) $4.625. Dune received the opinion of an investment banking firm stating that the terms of the Term Loan Agreement and Convertible Subordinated Note are fair, from a financial point of view, to our stockholders.

Prior to November 17, 2005, Dune had incurred indebtedness from Itera totaling $8,500,000. Such indebtedness, described below, was refinanced by our issuance of a Convertible Subordinated Note to Itera on November 17, 2005. During the quarter ended September 30, 2005, Itera loaned Dune the sum of $2.0 million pursuant to the terms of a promissory note dated August 12, 2005. In addition, Itera advanced $1.5 million to the Company in June 2005 and $5 million in March 2005. Subject to mandatory prepayment upon the occurrence of certain events, the promissory notes evidencing all three loans had a three year maturity and bore interest at the prime rate plus 4% per annum.

Subject to the satisfaction of a Borrowing Base formula, numerous conditions, precedent and covenants, the Credit Agreement provides for facilities of up to $50 million. In connection with the acquisitions of the Springside Properties and the Voyager Tranche 1 assets, Dune borrowed $8.5 million under the revolving credit facility and made the First Term Draw under the term loan facility in the amount of $10 million. Unless earlier payment is required under the Credit Agreement, Revolving Loans must be paid on or before November 17, 2007 and Term Loans on or before May 17, 2008. The Second Term Draw, which may be requested on or before May 31, 2006 and may be up to $19 million, is conditioned, among other things, on the additional convertible subordinated loan by Itera of the $4.5 million balance of its $25 million commitment under the Term Loan Agreement and acquisition of additional Oil and Gas Properties.

As security for all of the Company's obligations under the Credit Agreement and the Swap Agreement, Dune granted Standard a security interest in and a first lien on all of our assets including, without limitation, the Barnett Shale properties that Dune acquired or will acquire from Voyager. The Company's two wholly-owned subsidiaries, Vaquero Partners LLC and Dune Operating Company, have each guaranteed the obligations. Under the Credit Agreement, interest on Revolving Loans accrues at the LIBOR Rate plus the Applicable Margin while interest on Term Loans accrues at a rate between 12% and 13% per annum.

NOTE 5 - DERIVATIVE FINANCIAL INSTRUMENTS

Dune enters into derivative contracts to provide a measure of stability in the cash flows associated with Dune's oil and gas production and to manage exposure to commodity prices. None of the derivative contracts Dune has entered into have been designated as cash flow hedges or fair value hedges. During 2005, Dune recorded losses of $190,553 related to its derivative instruments.

The derivative instruments Dune has entered into are described below.

Natural Gas Derivatives

Dune entered into participating collars on natural gas hedges (NG-NYMEX) whereby Dune receives a floor price of $8.00/MMbtu and pays 45% of any price in excess of $8.00/MMbtu up to a maximum payment of $1.80/MMbtu. The following table shows the monthly volumes hedged.

                                                        Monthly
    Start                      End                      Volume
    Month                     Month                     MMbtu

December 2005              May 2006                     30,000
June 2006                  October 2006                 27,500
November 2006              December 2006                25,000
January 2007               May 2007                     20,000
June 2007                  December 2007                17,500

Crude Oil Derivatives

Dune entered into participating collars on crude oil hedges (WTI-NYMEX) whereby Dune receives a floor price of $45/BBL and pays 25% of any price in excess of $45/BBL up to a maximum of $5/BBL. The following table shows the monthly volumes hedged.

                                                        Monthly
    Start                      End                      Volume
    Month                     Month                       BBL

December 2005              January 2006                  1,500
February 2006              August 2006                   1,250
September 2006             December 2006                 1,000
January 2007               October 2007                    750
November 2007              December 2007                   500

NOTE 6 - ASSET RETIREMENT OBLIGATION

Dune had no asset retirement obligations prior to 2005. Asset retirement obligations are included in other long term liabilities on Dune's balance sheet. The following table is a reconciliation of the asset retirement obligation liability for 2005:

For the year ended December 31, 2005:

Asset retirement obligation at beginning of year                         $    --
Liabilities incurred                                                      76,509
Liabilities settled                                                           --
Accretion expense                                                          2,173
Revisions in estimated liabilities                                            --
                                                                         -------

Asset retirement obligation at end of year                               $78,682
                                                                         -------

NOTE 7 - PREFERRED STOCK

In April 2004, Dune issued a total of 222,222 shares of Series A Convertible Preferred Stock to two individuals for an aggregate of $200,000. Each share of preferred stock is convertible into two shares of common stock at the option of the holder.

During the year ended December 31, 2004, 111,111 shares of Series A Convertible Preferred Stock were converted into 222,222 shares of common stock.

During the year ended December 31, 2005, the remaining 111,111 shares of Series A Convertible Preferred Stock were converted into 222,222 shares of common stock.

As of December 31, 2005 there are no remaining Series A Convertible Preferred shares outstanding.

NOTE 8 - COMMON STOCK

On May 19, 2004, Dune sold 35,464,432 shares to Itera Holdings BV for the aggregate purchase price of $12,000,000. Also on May 19, 2004, Dune issued 476,323 shares and paid $1,200,000 in cash to the Altitude Group LLC for services in assisting with this transaction.

During the year ended December 31, 2004, Dune issued an aggregate of 522,917 shares valued at $219,958 to several individuals for services rendered. Also during the same twelve month period, holders converted $766,500 of convertible debentures into 1,792,150 shares of common stock.

During the year ended December 31, 2005, the remaining note holders converted $445,000 in convertible notes payable into 1,182,223 shares of common stock.

During the year ended December 31, 2005, the remaining 111,111 shares of Series A Convertible Preferred Stock were converted into 222,222 shares of common stock.

On September 30, 2005, Dune closed a $6 million private equity offering. A total of 3,243,243 shares of common stock were sold at a price of $1.85 per share. Dune paid the investment banker, Sanders Morris Harris Inc., a placement agent fee consisting of (i) cash equal to 5% of the gross proceeds and (ii) a warrant exercisable for up to 324,324 shares our common stock, at an exercise price of $1.85 per share. Dune has agreed to register both the shares issued to investors and the shares underlying the warrant for resale upon the earlier of (i) six months or (ii) the next registration statement filed by Dune (other than on

Form S-8 or S-4). The private offering was made in reliance upon Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D.

NOTE 9 - STOCK OPTIONS

During 2004 and 2005, Dune's Board of Directors granted stock options, all of which are immediately exercisable. The following table summarizes stock option activity:

                                                                       Weighted
                                                                        Average
                                                       Options           Price

Outstanding as of January 1, 2004                       350,000        $    0.47
Granted during 2004                                      50,000             0.85
Cancelled or Expired                                         --               --
Exercised                                                    --               --
                                                      ---------        ---------

Outstanding as of December 31, 2004                     400,000             0.56
Granted during 2005                                   1,795,000             2.26
Cancelled or Expired                                         --               --
Exercised                                                    --               --
                                                      ---------        ---------

Outstanding as of December 31, 2005                   2,195,000        $    1.95
                                                      =========        =========

Options outstanding and exercisable at December 31, 2005 are as follows:

                                     Outstanding
                          ----------------------------------
                                                                     Exercisable
                            Number                                      Number
Exercise Price            Of Shares           Remaining life          of Shares
--------------            ---------           --------------         ----------

     0.45                   100,000            3.9 years                100,000
     0.54                   250,000            3.8 years                250,000
     0.85                    50,000            4.0 years                 50,000
     1.25                   250,000            4.1 years                250,000
     2.30                    15,000            4.5 years                 15,000
     2.35                   300,000            4.8 years                300,000
     2.44                 1,125,000            4.4 years              1,125,000
     2.54                    30,000            4.6 years                 30,000
     2.56                    75,000            4.3 years                 75,000
                          ---------                                   ---------
                          2,195,000                                   2,195,000
                          =========                                   =========

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Effective as of the closing of the stock sale to Itera Holdings BV on May 19, 2004, Dune amended its Operating Agreement with Vaquero Oil & Gas Inc. ("VOG") with respect to certain matters relating to Vaquero Partners LLC. VOG fixed its Membership Interest in Vaquero at 15% with Dune holding the other 85%. Dune also amended its drilling agreement with VOG to provide that VOG will be paid (i) $25,000 a month for its services through November 2004, and (ii) $12,500 a month for its services through May 2005. In August of 2005, Dune became the 100% owner of Vaquero Partners, LLC as a result of the redemption by Vaquero Partners, LLC of VOG's 15% membership interest.

Dune signed new Employment Agreements with Alan Gaines (CEO) and Amiel David (President/COO). Each of the agreements is for an initial term of twenty five
(25) months, commencing May 12, 2005 and expiring on June 30, 2007. The agreements provide for base salaries as follows: Mr. Gaines - $400,000 for the first thirteen (13) months and $460,000 for the next twelve (12) months; Dr. David - $300,000 for the first thirteen (13) months and $330,000 for the next twelve (12) months. Mr. Gaines' agreement provides that for each of the 12 months ended June 30, 2006 and 2007, he will be entitled to receive a performance bonus equal to one percent (1%) of Dune's "free cash flow" (defined as Dune's earnings before depreciation, depletion, amortization and capital expenditures) up to $8 million and two percent

(2%) of free cash flow above $8 million. Dr. David shall be entitled to receive a performance bonus equal to three quarters of one percent (.75%) of Dune's "free cash flow" up to $8 million and one and one half percent (1.5%) of free cash flow above $8 million. The agreements provide that in the event Mr. Gaines or Dr. David are terminated without "cause" (as defined in the agreements), they are to receive a severance payment equal to the greater of (i) twelve (12) months base salary and (ii) their base salary for the remainder of the term. Each agreement contains covenants restricting each of the foregoing officers from participating in any business which is then engaged in the drilling, exploration or production of natural gas or oil, within the area contemplated by that certain Area of Mutual Interest Agreement dated November 17, 2003 between Dune and VOG. In connection with their extensions, Dune granted stock options to Mr. Gaines and Dr. David to acquire 625,000 and 500,000 shares of Dune's common stock, respectively. Of the 625,000 options granted to Mr. Gaines, 250,000 vested immediately, with an additional 250,000 and 125,000 vesting on each of the next two anniversary dates. Of the 500,000 options granted to Dr. David, 250,000 vested immediately and 250,000 vest on the first anniversary date.

On April 4, 2005, Dune entered into an Employment Agreement with Hugh Idstein to serve as the Company's Chief Financial Officer. The agreement was for an initial term of one year and provides for a base salary of $135,000 per annum. In addition, upon completion of the initial term, Mr. Idstein will receive a guaranteed bonus of $20,250 and will be eligible for a discretionary performance bonus up to an additional $20,250. The Agreement provides that in the event Mr. Idstein is terminated without "cause" (as defined in the Agreement), he will receive a severance payment equal to six (6) months base salary. His agreement also contains covenants restricting him from participating in any business which is then engaged in the drilling, exploration or production of natural gas or oil, within the area contemplated by that certain Area of Mutual Interest Agreement dated November 17, 2003 between Dune and Vaquero Oil & Gas, Inc.

In September 2005, Dune amended the lease for office space in Houston, Texas to expand its space to 4,197 square feet. The monthly rent is now $6,645 per month and expires June 1, 2009.

NOTE 11 - INCOME TAXES

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are as follows:

                                                 2005                   2004
Federal income taxes:
  Current                                     $        --           $        --
  Deferred                                      1,738,659               440,301
  Less: Valuation allowance                    (1,738,659)             (440,301)
                                              -----------           -----------

    Total                                     $        --           $        --
                                              -----------           -----------

Dune had net operating loss carryforwards of approximately $5,113,703 as of December 31, 2005. Available carryforwards expire 15 to 20 years from when incurred.

NOTE 12 - SUBSEQUENT EVENTS

On February 1, 2006, Dune sold a total of 9,000,000 shares of our common stock at a price of $2.65 per share in a private equity offering. Gross proceeds raised in the offering were $23,850,000. From the gross proceeds, Dune paid the investment bankers a placement agent fee of $1,192,500 (5% of the gross proceeds) and a financial advisory fee of $477,000 (2% of the gross proceeds). Dune also issued a warrant exercisable for up to 900,000 shares its common stock at an exercise price of $2.65 per share.

NOTE 13 - SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Capitalized Costs

Capitalized costs incurred in property acquisition, exploration and development activities as of December 31, 2005 are as follows:

Total capitalized costs                                             $51,766,651
Less: Accumulated depletion                                            (982,240)
                                                                    -----------
Net capitalized costs                                               $50,784,411
                                                                    ===========

Costs incurred for property acquisition, exploration and development activities for the year ended December 31, 2005 are as follows:

Acquisition of properties:
  Proved                                                             $ 5,010,468
  Unproved                                                            24,520,637
Exploration and development activities                                14,373,676
                                                                    ------------
Total Costs                                                          $43,904,781
                                                                    ============

Oil and Reserve Data

An independent petroleum engineer estimated proved developed and undeveloped reserves for Dune's properties. Reserve definitions and pricing requirements prescribed by the Securities and Exchange Commission were used. The determination of oil and gas reserve quantities involves numerous estimates which are highly complex and interpretive. The estimates are subject to continuing re-evaluation and reserve quantities may change as additional information becomes available. Estimated value of proved reserves was computed by applying prices in effect at December 31, 2005. The average price used was $59.29 per barrel of oil at $9.49 per mcf of gas.

                                                                          2005                                   2004
                                                             --------------------------------      --------------------------------
                                                               Oil        Gas           Oil         Gas
                                                             (Mbbls)     (Mmcf)        Mmcfe       (MBbls)      (MMCF)        Mmcfe
                                                             --------------------------------      --------------------------------
Proved developed and undeveloped reserves
  Beginning of year                                           1,309        5,534       13,388          142      12,415       13,267
  Purchases                                                      75       18,307       18,758            1         791          797
  Discoveries and extensions                                     --           --           --           --          --           --
  Improved recovery                                              --           --           --           --          --           --
  Revisions of previous estimates                              (794)       2,570       (2,194)       1,166      (7,625)        (629)
  Production                                                    (12)        (364)        (438)          --         (47)         (47)
                                                              -------------------------------        ------------------------------
  End of year                                                   578       26,047       29,514        1,309       5,534       13,388
                                                              ===============================        ==============================

Proved developed reserves:
  Beginning of year                                               3          965          983           --          --           --
  End of year                                                   131        5,432        6,218            3         965          983

Standardized measure of discounted future net cash flows are as follows:

                                                        Year Ended December 31,
                                                         2005            2004
                                                       ---------      ---------
                                                            (In Thousands)
                                                       ------------------------
    Future cash inflows                                $ 281,497      $  87,033
    Future production costs                               57,336          6,079
    Future development costs                              46,266         12,190
    Future income tax expense                             34,285          7,165
                                                       ---------      ---------
    Future gross cash flows                              143,611         61,599
    Less: 10% annual discount of
          estimated timing of cash flows                 (48,135)       (24,409)
                                                       ---------      ---------
Standardized measure of discounted future net
 cash flows relating to proved oil and gas reserves    $  95,476      $  37,190
                                                       ---------      ---------

The following reconciles the change in the standardized measure for discounted future net cash flows as of the years ended:

                                                       2005               2004
                                                     --------          --------
                                                           (In Thousands)
                                                     --------------------------
Beginning of year                                    $ 37,190          $ 30,508
    Sales of oil and gas
produced, net of production costs                      (3,005)              (90)
    Net changes in prices and
production costs                                       18,836             7,495
    Improved recovery, less
related costs                                              --                --
    Net changes in estimated
future development costs                               (2,947)            9,100
    Revisions                                         (10,347)           (9,823)
    Purchase of reserves                               48,326                --
    Net change in timing                               (2,130)               --
    Accretion discount                                  3,719                --
    Future income tax expense                           5,834                --
                                                     --------          --------
End of year                                          $ 95,476          $ 37,190
                                                     --------          --------

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      None.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24. Indemnification of Directors and Officers

      The Company's articles of incorporation limit the personal liability of its officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. The Company's Bylaws also provide for the Company to indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors or officers.

      We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our articles of incorporation and by-laws. These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of our Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Item 25. Other Expenses Of Issuance And Distribution

      Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

      SEC Registration Fee                                      $ 5,222.88
      Legal Fees and Expenses                                   $50,000.00
      Accountants' Fees and Expenses                            $15,000.00
      Miscellaneous Expenses                                    $10,000.00

      Total                                                     $80,222.88

Item 26. Recent Sales Of Unregistered Securities

      On September 30, 2005, we closed a private equity offering pursuant to which we received $6,000,000 in gross proceeds. A total of 3,243,243 shares of Common Stock were sold at a price of $1.85 per share. Sanders Morris Harris Inc.

("SMH") acted as Placement Agent in the offering and received (i) a cash fee equal to 5% of the gross proceeds and (ii) a warrant exercisable for up to 324,324 shares of our Common Stock at an exercise price of $1.85 per share.

      On February 1, 2006, we closed a private equity offering pursuant to which we sold a total of 9,000,000 shares of our Common Stock at a price of $2.65 per share. Gross proceeds raised in this offering were $23,850,000. SMH served as our lead placement agent and C.K. Cooper & Company served as co-placement agent. From the gross proceeds, we paid our investment bankers a placement agent fee of $1,192,500 (5% of the gross proceeds) and we paid SMH a financial advisory fee of $477,000 (2% of the gross proceeds). We also issued to SMH, a warrant exercisable for up to 900,000 shares our Common Stock, at an exercise price of $2.65 per share. The price per share in this offering was determined by taking the thirty (30) day volume weighted average market price of our Common Stock as of January 17, 2006, and discounting it by approximately 10% to account for investors' receiving unregistered stock.

      Under the Term Loan Agreement, Itera agreed to make available to us, up to $25 million of subordinated debt. Effective November 17, 2005, prior promissory notes evidencing our $8.5 million outstanding subordinated indebtedness to Itera were refinanced by a Convertible Subordinated Note. In addition, in connection with the closing of the acquisition of the Voyager Tranche 1 assets, we borrowed an additional $12 million under the Term Loan Agreement, also evidenced by the Convertible Subordinated Note. Loans made by Itera under the Term Loan Agreement accrue interest at a rate between 11.5% and 12.5% per annum. One half of accrued interest is payable in convertible notes having the same terms and conditions as the Convertible Subordinated Note and under the terms of the Credit Agreement must be so paid so long as any obligations under the Credit Agreement and the Swap Agreement remain unsatisfied. Pursuant to the Convertible Subordinated Note, Itera may elect to convert all or a portion of the outstanding principal amount plus accrued and unpaid interest (the "Conversion Amount") due under the Convertible Subordinated Note, in increments of at least $100,000, into such number of shares of our Common Stock equal to the quotient of (x) the Conversion Amount divided by (y) $4.625. We received the opinion of an investment banking firm, stating that the terms of the Term Loan Agreement and Convertible Subordinated Note are fair, from a financial point of view, to our stockholders.

      As of May 19, 2004, we sold and issued to Itera Holdings BV, a company organized under the laws of the Netherlands ("Itera"), 35,464,432 shares of our Common Stock (representing at that time approximately 78% of our issued and outstanding shares of Common Stock, on a fully-diluted basis) for the aggregate purchase price of $12,000,000. Thus, Itera acquired control of the Company as of such date.

      On November 15, 2004, we entered into a one year agreement with the Wall Street Group, Inc. ("WSG"), to assist us with investor relations. Pursuant to our agreement with WSG, WSG received a monthly fee of $10,000 for the first three months of its engagement and received a monthly fee of $7,500 for each month of service thereafter. Additionally, on November 15, 2004, we granted WSG options to acquire up to 133,333 shares of our Common Stock at an exercise price of $0.75 per share. Such options expire in five years and vest as to 11,111 shares per month for so long as our agreement with WSG remains in effect. Our agreement with WSG may be terminated by either party upon ninety (90) days written notice.

      During the year ended December 31, 2005, note holders converted $445,000 of convertible notes payable into 1,182,223 shares of common stock.

      During the year ended December 31, 2005, one shareholder converted his 111,111 shares of Series A Convertible Preferred Stock into 222,222 shares of common stock. All preferred stock has now been converted to common stock.

Item 27. Exhibits

Exhibit Nos.

3.1            Amended and Restated Certificate of Incorporation (1)

3.1.1          Certificate of Designation for Series A Convertible Preferred
               Stock (2)

3.2            Amended and Restated By-Laws (3)

4.1 Form of Convertible Subordinated Note, issued November 17, 2005, from the Registrant to Itera Holdings BV (12)

4.2            Form of Placement Agent Warrant (13)

4.3            Form of Investor Registration Rights Agreement (13)

5.1            Opinion of Eaton & Van Winkle LLP (14)

10.1 Oil and Gas Lease and Option Agreement dated as of August 22, 2003 between the Registrant and the Lessors named therein with respect to the Welder property (1)

10.1.1         Amendment to the First Welder Lease Agreement dated February 5,
               2004 (4)

10.1.2         Second Amendment to the First Welder Lease Agreement dated April
               8, 2004(5)

10.1.3 Oil and Gas Lease dated as of August 19, 2004 between the Registrant and the Lessors named therein with respect to the Welder property (6)

10.2 Agreement dated as of October 30, 2003 between the Registrant and Penroc Oil Corporation with respect to Los Mogotes (1)

10.2.1         Closing Agreement with Penroc (7)

10.2.2         Assignment, Conveyance and Bill of Sale with respect to Los
               Mogotes (7)

10.3 Agreement dated as of September 26, 2003 between the Registrant and Seitel Data, Ltd. with respect to 3-D seismic data (1)

10.3.1         Amendment to Seitel Agreement dated December 28, 2003 (4)

10.4 Agreement dated as of August 22, 2003 by and among Vaquero Partners LLC, Vaquero Oil & Gas, Inc., and the Registrant (1)

10.4.1 Amendment dated November 17, 2003 to Agreement between Vaquero Partners LLC, Vaquero Oil & Gas, Inc., and the Registrant (4)

10.4.2 Amendment dated May 18, 2004 to Agreement between Vaquero Partners LLC, Vaquero Oil & Gas, Inc., and the Registrant (7)

10.5 Area of Mutual Interest Agreement dated November 17, 2003 between the Registrant and Vaquero Oil & Gas, Inc. (4)

10.6 Employment Agreement dated as of April 4, 2005 between the Registrant and Hugh Idstein (8)

10.7 Employment Agreement dated as of May 12, 2005 between the Registrant and Alan Gaines (9)

10.8 Employment Agreement dated as of May 12, 2005 between the Registrant and Amiel David (9)

10.9 Amended and Restated Asset Purchase and Sale Agreement between Voyager Partners, Ltd. and the Registrant, dated November 4, 2005
               (10)

10.10 Exploration and Development Agreement between Registrant and American Natural Energy Corporation, dated effective as of August 26, 2005 (11)

10.11 Credit Agreement, dated November 17, 2005, among Registrant, Standard Bank PLC, Standard Americas Inc. as Collateral Agent, and Standard Americas Inc. as Sole Lead Arranger and Sole Bookrunner (12)

10.12 Term Loan Agreement, dated November 17, 2005, between Registrant and Itera Holdings BV (12)


10.13 Second Amendment to the Credit Agreement, dated as of May 15, 2006 (15).

10.14 Third Amendment to the Credit Agreement, dated as of June 1, 2006 (16).


21.1           List of Subsidiaries (13)

23.1           Consent of Counsel (14)

23.2           Consent of accountants for use of their report.


24.1 Power of Attorney (included with the Registrant's Registration Statement on Form SB-2 filed on April 4, 2006 and incorporated herein by reference).


99.1           Reserve Report of Independent Engineer (13)

(1) Previously filed as an exhibit to the Registrant's 10-KSB for the year ended December 31, 2002, and incorporated by reference herein.

(2) Previously filed as an exhibit to the Registrant's 10-QSB for the quarter ended June 30, 2004, and incorporated by reference herein.

(3) Previously filed as an exhibit to the Registrant's Report on Form 8-K, filed on May 19, 2004, and incorporated by reference herein.

(4) Previously filed as an exhibit to the Registrant's 10-KSB for the year ended December 31, 2003, and incorporated by reference herein.

(5) Previously filed as an exhibit to the Registrant's Report on Form 8-K, filed on April 20, 2004, and incorporated by reference herein.

(6) Previously filed as an exhibit to the Registrant's Report on Form 8-K, filed on September 8, 2004, and incorporated by reference herein.

(7) Previously filed as an exhibit to the Registrant's Report on Form 8-K, filed on June 3, 2004, and incorporated by reference herein.

(8) Previously filed as an exhibit to the Registrant's Report on Form 8-K, filed on April 7, 2005, and incorporated by reference herein.

(9) Previously filed as an exhibit to the Registrant's 10-QSB for the quarter ended March 31, 2005, and incorporated by reference herein.

(10) Previously filed as an exhibit to the Registrant's Report on Form 8-K, filed on November 7, 2005, and incorporated by reference herein.

(11) Previously filed as an exhibit to the Registrant's Report on Form 8-K, filed on October 24, 2005, and incorporated by reference herein.

(12) Previously filed as an exhibit to the Registrant's Report on Form 8-K, filed on November 21, 2005, and incorporated by reference herein.

(13) Previously filed as an exhibit to the Registrant's 10-KSB for the year ended December 31, 2005, and incorporated by reference herein.

(14) Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2 on April 4, 2006 and incorporated by reference herein.


(15) Previously filed as an exhibit to the Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2006, and incorporated by reference herein.

(16) Previously filed as an exhibit to the Registrant's current report on Form 8-K, filed on June 21, 2006, and incorporated by reference herein.


Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

      (iii) The proportion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

      (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchase.

(5) For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorized this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on June 21, 2006.


                                              DUNE ENERGY, INC.


                                              By: /s/ Hugh Idstein
                                                  ------------------------------
                                                  Hugh Idstein,
                                                  Chief Financial Officer

In accordance with the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

        Signature                            Capacities            Date



/s/ Hugh Idstein, attorney-in-fact    Chairman and CEO             June 21, 2006
----------------------------------
Alan Gaines


/s/ Hugh Idstein, attorney-in-fact    President and Chief
----------------------------------    Operating Officer            June 21, 2006
Amiel David


/s/ Hugh Idstein                      Chief Financial Officer      June 21, 2006
----------------------------------
Hugh Idstein


/s/ Hugh Idstein, attorney-in-fact    Director and Secretary       June 21, 2006
----------------------------------
Richard M. Cohen


/s/ Hugh Idstein, attorney-in-fact    Director                     June 21, 2006
----------------------------------
Steven Barrenechea


/s/ Hugh Idstein, attorney-in-fact    Director                     June 21, 2006
----------------------------------
Valery G. Otchertsov


/s/ Hugh Idstein, attorney-in-fact    Director                     June 21, 2006
----------------------------------
Raissa S. Frankel


/s/ Hugh Idstein, attorney-in-fact    Director                     June 21, 2006
----------------------------------
Steven M. Sisselman


/s/ Hugh Idstein, attorney-in-fact    Director                     June 21, 2006
----------------------------------
Marshall Lynn Bass

                                DUNE ENERGY, INC.
               INDEX OF EXHIBITS FILED WITH REGISTRATION STATEMENT

Exhibit Nos.

23.2           Consent of accountants for use of their report.